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PS BUSINESS PARKS, INC.

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701 Western Avenue

Glendale, California 91201-2349

March 22, 2019

Dear PS Business Parks, Inc. Shareholder:

On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to our 2019 Annual Meeting of Shareholders on Tuesday, April 23, 2019, at 9:00 a.m., Eastern Daylight Time, at The Biltmore Hotel, Coral Gables, Florida, 33134.

This letter includes the official notice of meeting, proxy statement, and form of proxy. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you vote as soon as possible. You may vote your shares over the Internet, by telephone, or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of PS Business Parks, Inc. We look forward to seeing you at our 2019 Annual Meeting.

Sincerely,

Maria R. Hawthorne
President and Chief Executive Officer

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

March 22, 2019

To our shareholders:

We invite you to attend the 2019 Annual Meeting of Shareholders of PS Business Parks, Inc.

Date	Tuesday, April 23, 2019
Time	9:00 a.m., Eastern Daylight Time

Place	The Biltmore Hotel
1200 Anastasia Avenue
Coral Gables, Florida 33134
Matters to be voted on	• • •	Election of Directors Advisory vote to approve executive compensation Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019
	•	Any other matters that may properly be brought before the meeting
Record Date	Close of business on March 1, 2019
Proxy Materials	The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at the Investor Relations section of psbusinessparks.com

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How proxies will be voted” on page 62 of this Proxy Statement.

We sent a Proxy Statement to shareholders of record at the close of business on March 1, 2019, together with an accompanying form of proxy card and Annual Report, on or about March 22, 2019. Whether or not you expect to attend, we urge you to sign, date, and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

On behalf of the Board of Directors,

Jeffrey D. Hedges

Executive Vice President,

Chief Financial Officer, and Secretary

Important Notice Regarding Availability of Proxy Materials for the 2019 Annual Meeting: This Proxy Statement and our 2018 Annual Report are available at the Investor Relations section of our website, psbusinessparks.com.

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2019 Proxy Summary

2019 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all the information you should consider. You should carefully read the entire proxy statement before voting.

PROXY STATEMENT

Your vote is very important. The Board of Directors (the Board) of PS Business Parks, Inc. (the Company, PS Business Parks, or PSB) requests that you allow the proxies named on the proxy card to represent your PS Business Parks shares of Common Stock (Common Stock).

At the Board’s direction, our management has prepared this proxy statement, which is being sent or made available to you in connection with this request. This proxy statement is being sent and made available to our shareholders on or about March 22, 2019.

ANNUAL MEETING OVERVIEW

Voting Matters

Proposal	Board Recommendation	Vote Required	Page

Election of Directors (Proposal 1)	FOR each nominee	Majority of votes cast*	13

Advisory Vote to Approve Executive Compensation (Proposal 2)	FOR	Non-binding vote	29

Ratification of Ernst & Young LLP as independent registered public accounting firm (Proposal 3)	FOR	Majority of votes cast	57

*	Directors not receiving a majority of votes are required to submit their resignation to be considered by the Board.

PS Business Parks • 2019 Proxy Statement • 3

ELECTION OF DIRECTORS

The Board has nominated the eight incumbent directors listed on page 15 for re-election. Five are independent. If re-elected by shareholders at our annual meeting, they have agreed to serve until next year’s annual meeting.

Snapshot of Board Composition

Below is a snapshot of the expected composition of our Board if the eight incumbent nominee directors named in the proxy statement are elected.

    PS Business Parks • 2019 Proxy Statement • 4

2019 Proxy Summary

OUR COMMITMENT TO DIVERSITY

PS Business Parks strives to create diversity of background, experience, and influence in its workplaces and at our governance level. Our people are our core strength, and we are committed to fostering an environment of inclusion. By hiring employees and nominating Board members with diverse backgrounds and perspectives, we fuel insight and shareholder value. Below are highlights of this commitment.

Gender and Race Diversity

●   Our workforce is 41% diverse based on ethnicity, and 27% of our diverse work pool is in a supervisory role.

●   Women make up 52% of our workforce, and 37% of that pool work in a supervisory role.

●   We are a U.S. Affirmative Action Plan Employer.

●   Our President and CEO is a woman and diverse.

Generational Diversity	● Our workforce has diversity of generational perspective. ● We are: ✓ 51% Millennials (employees aged 24-42) ✓ 29% Generation X (employees aged 43-54) ✓ 20% Baby Boomers (employees aged 55-73)
Governance Diversity

●   Our Board members have diverse experiences that collectively lend broad governing perspectives. Their fields of specialty include finance, real estate, executive recruitment, banking, talent management, and governance.

✓  25% of our directors are women.

✓  38% of our directors are under the age of 60.

✓  63% of our directors are independent.

PS Business Parks • 2019 Proxy Statement • 5

OUR COMMITMENT TO ENVIRONMENTAL STEWARDSHIP AND SUSTAINABILITY, SOCIAL RESPONSIBILITY, AND GOOD GOVERANCE PRACTICES

PS Business Parks believes that a strong commitment to environmental stewardship and sustainability, social responsibility, and good governance practices is good for our business and benefits our shareholders, employees, partners, and other stakeholders. Below are highlights of our primary areas of focus and initiatives.

Environmental Stewardship and Sustainability

We are committed to growing our business in an environmentally responsible and sustainable way.

Reducing the use of single-purpose plastic at our facilities	●	We purchased reusable water bottles for each of our employees, eliminating consumption of over 25,000 plastic water bottles at our properties annually.
Reducing energy consumption through the use of efficient lighting technologies	●	We employ “on demand” controls, including occupancy sensors, photo cell sensors, dimmers, and timers to maximize energy efficiency.
	●	When we renovate space, we upgrade inefficient lighting and ballasts to T-5, T-8, or LED fixtures.
	●	We use real-time energy management programs to collect energy consumption data, identify energy reduction opportunities, and incorporate “quick solutions” to inefficiently programmed systems.
	●	Three of our properties hold a LEED or Energy Star designation.
	●	In new offices we install 18-inch sidelights that promote natural light and reduce lighting needs.
	●	We use Energy Management Systems in the majority of our office buildings to maximize lighting efficiencies.
Partnering with our civil engineers, vendors, and construction contractors to maximize recycling efforts and green building policies	●	We use trash compactors to reduce recycling pickups and train staff on facility protocols that simplify and maximize waste segregation and safe disposal, including the safe disposal of electronics.
	●	During construction, we reuse existing material when possible and use ultra-low or no VOC paint.
	●	We use carpet and flooring glues that are water (not solvent) based.
	●	For new parking lots or parking lot replacements, when possible, we use synthetic material instead of less environmentally friendly, traditional tar.
	●	We reduce water consumption with efficient low flow and motion sensor plumbing devices, efficient irrigation systems, and the conversion of retention ponds to ecofriendly environments and systems.
●

We minimize energy wasted by leaks in “building envelopes” by using environmentally safe sealant, tinting windows to maximum efficiency, and replacing the large majority of roofs with reflective “cool roofs” that have the potential to reduce building energy consumption by up to 20%. Since 2010, we invested almost $11.1 million to replace 59 roofs.

        PS Business Parks • 2019 Proxy Statement • 6

2019 Proxy Summary

Reducing heating and air-conditioning expenses by tightly controlling temperatures and by replacing older equipment with energy efficient systems	●	For new and replacement HVAC installations we purchase equipment with high Seasonal Energy Efficiency Ratio ratings and economizers.
	●	Since 2010, we invested almost $8.1 million to replace over 260 major HVAC components, such as chillers, air handler units, cooling towers, and compressors with high efficiency equipment.
	●	Since 2010, we invested almost $12 million to replace approximately 1,100 HVAC Roof Top Units (RTUs), wall units or heat pumps.
	●	We employ Optimum Start/Stop programs to achieve temperature setbacks and increases during the night, weekends, and holidays.
Since 2010, we have spent more than $31.2 million on energy efficient capital replacements

PS Business Parks • 2019 Proxy Statement • 7

Social Responsibility

We are committed to investing in our employees and building customer, investor, and community relationships, as highlighted below.

● We are an Affirmative Action and Equal Opportunity Employer	● Robust Talent Recruitment and Employee Development Program

● Highly Competitive Compensation Packages for Employees, with over 45% of Our Employees Having Received Stock Grants	● Regular Engagement With and Outreach to Customers, Investors, and our Communities

● Comprehensive and Competitive Health Benefits for All Full-Time Employees and Dependents	● Employee Wellness Initiatives

● Code of Ethics for Senior Financial Executives	● Employee Volunteers in our Communities

● Code of Conduct for Employees and Directors	● Gender and Racial Diversity at All Employee Levels

● Comprehensive Workplace Injury and Illness Prevention Program	● Regular Employee Outreach and Engagement

        PS Business Parks • 2019 Proxy Statement • 8

2019 Proxy Summary

Governance Highlights

The Company follows the corporate governance best practices highlighted below. For a detailed discussion of our corporate governance, please see page 20.

● Substantial Majority of Independent Directors	● Presiding Independent Director

● Annual Election of Directors/No Classified Board	● Robust Stock Ownership Requirements

● Executive Sessions of Non-Management Directors	● Annual Board and Committee Self-Evaluations

● Oversight of Risk by the Full Board	● No poison pill

● Shareholder Right to Amend Bylaws	● Anti-Short-Sale and Anti-Hedging Policies

● Executive Compensation is Tied to Performance	● No Employment Agreements with Officers

● All Audit Committee Members are Independent and Financial Experts	● All Directors Meet Stock Ownership Guidelines

● Shareholder Proxy Access

PS Business Parks • 2019 Proxy Statement • 9

PERFORMANCE AND COMPENSATION HIGHLIGHTS

PS Business Parks continued its strong performance in 2018 under the leadership of Maria R. Hawthorne and the Company’s senior management, supported by the oversight of our Board. Below are highlights relating to the Company’s performance and compensation program.

Strong 2018 performance continues to support sustained shareholder value	● We delivered 7.9% in total shareholder return (TSR) in 2018. Since 2003, our TSR has averaged 11.4% per year vs. 7.8% for the Standard & Poor’s (S&P) 500 index.
● We increased our annual dividends to $3.80 per share, up from $3.40 in 2017 and $3.00 in 2016.
● Total rental income grew by $11.3 million, or 2.8%.
● Same park adjusted rental income[1] grew by 2.0%.
● Core Funds From Operations (FFO)[2] per share grew by 5.5%.

We maintain a conservative balance sheet with a focus on low leverage and cash flow	● We continued to maintain a conservative balance sheet that is structured with minimal debt and the use of permanent preferred equity.
● Even when considering preferred equity as a debt-like instrument, we maintain one of the lowest leverage levels among all real estate investment trusts (REITs).

●   By virtue of our low leverage, a consistently conservative financial posture, and robust earnings capability, we are one of very few REITs that maintain an S&P corporate credit rating of “A-”, which significantly enhances our liquidity.

Our compensation program is rigorous and long-term focused	● Our compensation program reflects the Board’s philosophy of paying for performance and incentivizing our executive officers to create long-term shareholder value.
● A significant portion of the regular annual compensation for our named executive officers (NEOs) is tied to the achievement of performance goals that are key drivers to the success of our business.
● Equity award grants to NEOs vest in equal installments over four or five years.
● We have robust stock ownership guidelines for NEOs and directors.

CEO pay directly tied to performance	● Our CEO and the other NEOs delivered strong results for the Company as a whole and across all of our business segments.

[1]	Same park adjusted rental income is a non-GAAP financial measure. Refer to page 23 our Form 10-K filed February 26, 2019, for information on this non-GAAP measure.
[2]	Core FFO is a non-GAAP financial measure. Refer to pages 35-36 of our Form 10-K filed on February 26, 2019, for information regarding Core FFO.

    PS Business Parks • 2019 Proxy Statement • 10

2019 Proxy Summary

As the following charts illustrate, the increase in our total CEO compensation over the last five years has been supported by growth in our Core FFO per share and dividends per share, an important component of shareholder return. Over the last five years:

●	Core FFO per share increased each year and in the aggregate by 36.8%; and
●	Since 2014, regular dividends per share increased each year and increased by an aggregate of $1.80.

* Refer to pages 35-36 of our Form 10-K filed on February 26, 2019, for information regarding Core FFO. Refer to Appendix B to this proxy statement for a calculation of CEO realized compensation, including 2016 CEO realized compensation for purposes of year-over-year comparisons and analyses.

PS Business Parks • 2019 Proxy Statement • 11

As the following charts further illustrate, the increase in our CEO compensation over the last five years has also been supported by growth over the same period by our internal calculations of:

●	Return on assets,* which increased by 9.8% during the period;
●	EBITDA,* which increased by 17.8% during the period; and
●	Rental income, which increased by 10.1% during the period.

These metrics are consistent with those used by a leading proxy advisory firm to standardize comparisons of public company CEO pay and financial performance:

* Refer to Appendix A to this proxy statement for reconciliations and other information regarding return on assets and EBITDA. EBITDA is a non-GAAP financial measure. Refer to Appendix B to this proxy statement for a calculation of CEO realized compensation, including 2016 CEO compensation for purposes of year-over-year comparisons and analyses.

    PS Business Parks • 2019 Proxy Statement • 12

Proposal 1:

Election of Directors

Our Board has nominated eight directors, who, if elected by shareholders at our Annual Meeting, have agreed to serve until next year’s Annual Meeting. All nominees are currently directors of the Company.
RECOMMENDATION: Vote FOR all nominees

PS Business Parks • 2019 Proxy Statement • 13

Proposal 1

Proposal 1 – Election of Directors

Executive Summary

In evaluating potential candidates for service on the Board, the Nominating/Corporate Governance Committee of our Board (the Nominating/Corporate Governance Committee) and the Board have and exercise broad discretion to select director candidates who will best serve the Board and PS Business Parks in the current and anticipated business environment. The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience, diversity, and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes, and skills of both potential director nominees and existing members of the Board:

●	Senior leadership experience
●	Accounting/financial expertise
●	Public company board experience
●	Industry experience
●	Operational management experience
●	Capital markets/investment banking expertise
●	Mergers and acquisitions experience
●	Governance experience
●	Executive recruitment, compensation, and development experience
●	Legal and regulatory compliance expertise
●	Diversity (gender, race, nationality, and other attributes)

Our director nominees have qualifications, skills, and experience relevant to our business. Each director has experience, mainly at senior executive levels, in other organizations, and a majority of the directors hold or have held directorships at other U.S. public companies. Most of our directors have served as chief executive officers and all have demonstrated superb leadership, intellectual, and analytical skills gained from deep experience in management, finance, and corporate governance.

About the Director Nominees

The Nominating/Corporate Governance Committee recommended, and the Board has nominated, each of our incumbent directors for re-election to the Board (except for Sara Grootwassink Lewis, who is retiring from the Board effective April 23, 2019). The eight incumbent nominees are present directors of PS Business Parks and were previously elected by our shareholders. Five of the eight nominees are independent. If elected, each of the eight nominees will serve for the one-year term beginning with our 2019 Annual Meeting, or until their successors, if any, are elected or appointed. Each nominee has agreed to serve if elected.

    PS Business Parks • 2019 Proxy Statement • 14

Proposal 1

Nominees Qualifications

The Nominating/Corporate Governance Committee has recommended to the Board, and the Board has nominated, the eight incumbent directors listed below for re-election to the Board. The Board believes that these nominees provide the Company with the combined skills, experience, and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

The Board has nominated eight directors, five of whom are independent.

Nominee	Age	Principal Business Background	Director Since	Committee Membership

Ronald L. Havner, Jr.	61	Chairman of the Board and Former CEO of Public Storage and PS Business Parks, Inc.	1998

Maria R. Hawthorne	59	President and Chief Executive Officer of PS Business Parks, Inc.	2016

Jennifer Holden Dunbar (Independent Director)	56	Co-Founder and Managing Director of Dunbar Partners, LLC	2009	Audit, Capital, and Compensation (Chair)

James H. Kropp (Presiding Independent Director effective February 20, 2019)[1]	70	Chief Investment Officer at SLKW Investments LLC and Retired Chief Financial Officer of Microproperties LLC	1998	Compensation and Nominating/Corporate Governance

Gary E. Pruitt (Independent Director)	69	Retired Chairman and Chief Executive Officer of Univar N.V.	2012	Audit

Robert S. Rollo (Independent Director)	71	Retired Senior Partner of Heidrick and Struggles	2013	Nominating/ Corporate Governance (Chair) and Compensation

Joseph D. Russell, Jr.	59	Chief Executive Officer and President of Public Storage	2003	Capital

Peter Schultz (Presiding Independent Director for 2018)[1]	71	Retired Chief Executive Officer of The Beacon Group, Inc.	2012	Capital (Chair) and Audit (Chair)

[1]	Please see “Corporate Governance and Board Matters—Presiding Independent Director” on page 21.

PS Business Parks • 2019 Proxy Statement • 15

Proposal 1

Ronald L. Havner, Jr., 61

Director since 1998

Chairman of the Board of Public Storage

DIRECTOR QUALIFICATION HIGHLIGHTS:

●   Extensive leadership experience

●   Extensive Company and industry knowledge

Mr. Havner has been Chairman of the Board of PS Business Parks since March 1998 and previously served as the Company’s Chief Executive Officer. Mr. Havner has been Chairman of the Board of Public Storage (NYSE: PSA), a PS Business Parks affiliate, since August 2011 and was Chief Executive Officer from November 2002 until his retirement effective January 1, 2019. Mr. Havner serves as Chairman of the Board of another PS Business Parks affiliate, Shurgard (EURONEXT: SHUR) since completion of its initial public offering in October 2018. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and served as director of California Resources Corp. (NYSE: CRC) from December 2014 to May 2018. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

In considering the nomination of Mr. Havner for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Havner’s extensive leadership experience, his knowledge of the Company and the industry from his service as Chairman since 1998 and as the Company’s previous Chief Executive Officer, and his public company board experience.

Maria R. Hawthorne, 59

Director since 2016

President and Chief Executive Officer of

    PS Business Parks

DIRECTOR QUALIFICATION HIGHLIGHTS:

●   Extensive Company knowledge

●   Extensive operational and leadership experience

Ms. Hawthorne has served as Chief Executive Officer and President of the Company since July 2016 and August 2015, respectively. In addition, Ms. Hawthorne also served as the Company’s acting Chief Financial Officer (CFO) from September 2017 to September 2018. Ms. Hawthorne was also elected as a member of our Board in July 2016. Ms. Hawthorne previously served as Executive Vice President, Chief Administrative Officer of the Company from July 2013 to August 2015. Prior to that, Ms. Hawthorne served as the Company’s Executive Vice President, East Coast, from February 2011 to July 2013. Ms. Hawthorne served as the Company’s Senior Vice President from March 2004 to February 2011, with responsibility for property operations on the East Coast, including Northern Virginia, Maryland, and South Florida. From June 2001 through March 2004, Ms. Hawthorne was a Vice President of the Company, responsible for property operations in Virginia. From July 1994 to June 2001, Ms. Hawthorne was a Regional Manager of the Company in Virginia. From August 1988 to July 1994, Ms. Hawthorne was a General Manager, Leasing Director, and Property Manager for American Office Park Properties. Ms. Hawthorne also serves as director on the Executive Board of the National Association of Real Estate Investment Trusts, Inc. (NAREIT). Ms. Hawthorne earned a Bachelor of Arts Degree in International Relations from Pomona College.

In considering the nomination of Ms. Hawthorne for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Ms. Hawthorne’s leadership experience and Company knowledge. As the only director who is also a member of the PS Business Parks executive management team, Ms. Hawthorne provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

    PS Business Parks • 2019 Proxy Statement • 16

Proposal 1

Jennifer Holden Dunbar, 56

Director since 2009

Audit Committee, Capital Committee, Compensation

Committee (Chair)

Co-Founder and Managing Director of Dunbar Partners,

LLC

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive financial expertise
●	Experience in private equity, investments, and M&A

Ms. Dunbar has been a director of PS Business Parks since February 2009. From 1994 to 1998, Ms. Dunbar was a partner with Leonard Green and Partners, L.P., a private equity firm she first joined in 1989. Ms. Dunbar has served as Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm, since March 2005. Ms. Dunbar is also a director of Big 5 Sporting Goods Corporation (NASDAQ: BGFV), where she serves on the audit and compensation committees and chairs the nominating and corporate governance committee. Ms. Dunbar has served on the board of trustees of various funds in the PIMCO Funds complex since April 2015 (overseeing 130 fixed income funds as of year-end 2018) and February 2016 (21 equity funds as of year-end 2018), respectively, where she is the chair of the investment performance committee and a member of the audit, governance, and valuation oversight committee of each board. Ms. Dunbar is also the chair of the governance committee and co-chair of the valuation oversight committee of the board that oversees the PIMCO equity trusts. Each of the PIMCO entities is a registered investment company under the Investment Company Act of 1940, as amended.

In considering the nomination of Ms. Dunbar for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Ms. Dunbar’s financial expertise, experience in private equity, and experience with investments and mergers and acquisitions. She also has valuable experience as a member of several public company boards.

James H. Kropp, 70

Director since 1998

Compensation Committee, Nominating/Corporate

Governance Committee

Chief Investment Officer at SLKW Investments LLC and

Retired Chief Financial Officer of Microproperties LLC

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive knowledge of investment banking
●	Specialization in real estate securities and experience with real estate businesses

Mr. Kropp has been a director of PS Business Parks since March 1998. Mr. Kropp has served as Chief Investment Officer at SLKW Investments LLC since 2009 and was Chief Financial Officer of Microproperties LLC, an owner and asset manager of net leased restaurant properties, from August 2012 until March 2019. Mr. Kropp served as interim Chief Financial Officer of TaxEase LLC from 2009 to February 2013 and is currently a Board Leadership Fellow for the National Association of Corporate Directors. Mr. Kropp also currently serves as a director of American Homes 4 Rent LLC (NYSE: AMH), a leader in the home rental market, and on the board of FS KKR Capital Corp (NYSE: FSK) following its acquisition of Corporate Capital Trust, Inc., where he served on the board from 2011 until 2018. Mr. Kropp is a member of board of directors of Corporate Capital Trust II, a registered investment company, as well as FS Investment Corporation II, FS Investment Corporation III, and FS Investment Corporation IV and serves on the audit committee and the valuation committees.

In considering the nomination of Mr. Kropp for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Kropp’s knowledge of investment banking and capital markets with a specialization in real estate securities, and his extensive experience with real estate businesses, including other REITs. He also has valuable experience as a member of several public company boards.

PS Business Parks • 2019 Proxy Statement • 17

Proposal 1

Gary E. Pruitt, 69

Director since 2012

Audit Committee

Retired Chairman and Chief Executive Officer of Univar

N.V.

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive leadership and financial experience
●	Experience as trustee of Public Storage

Mr. Pruitt has served as a director of PS Business Parks since February 2012. He served as Chairman and Chief Executive Officer of Univar N.V. (Univar) from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar is a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada, and Europe. Mr. Pruitt is also a trustee of Public Storage, a director of Itron, Inc. (NASDAQ: ITRI), and a former director of Esterline Technologies Corp. (NYSE: ESL).

In considering the nomination of Mr. Pruitt for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Pruitt’s leadership and financial experience as Chairman and Chief Executive Officer at Univar and his public company board experience, including his membership on the board of trustees of Public Storage.

Robert S. Rollo, 71

Director since 2013

Nominating/Corporate Governance Committee (Chair)

Compensation Committee

Retired Senior Partner of Heidrick and Struggles

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive knowledge and expertise in executive recruitment, compensation, and talent management
●	Experience in corporate governance

Mr. Rollo has served as a director of PS Business Parks since October 2013. Mr. Rollo most recently served as a Senior Partner at Heidrick and Struggles (Heidrick) in Los Angeles from 2006 until his retirement in 2012. Heidrick is a leading international leadership advisory and executive search firm. Mr. Rollo is a past trustee of the University of Southern California and is Chairman Emeritus of the Southern California Chapter of the National Association of Corporate Directors.

In considering the nomination of Mr. Rollo for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Rollo’s extensive knowledge of and expertise in executive recruitment, compensation, and development and talent management, along with his experience in corporate governance.

    PS Business Parks • 2019 Proxy Statement • 18

Proposal 1

Joseph D. Russell, Jr., 59

Director since 2003

Capital Committee

Chief Executive Officer and President of Public Storage

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Leadership experience at the Company
●	Extensive industry knowledge

Mr. Russell has been a director of PS Business Parks since August 2003. Mr. Russell has been President and Chief Executive Officer of Public Storage since July 2016 and January 2019, respectively. Mr. Russell also joined the Public Storage board in January 2019. Previously, Mr. Russell was Chief Executive Officer of PS Business Parks from August 2003 until July 2016, and President of PS Business Parks from September 2002 to August 2015. Before joining PS Business Parks, Mr. Russell was employed by Spieker Properties (Spieker), an owner and operator of office and industrial properties in Northern California, and its predecessor, for more than ten years, becoming an officer of Spieker when it became a publicly held REIT in 1993.

In considering the nomination of Mr. Russell for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Russell’s leadership experience; Company and industry knowledge, including his more than 20-year involvement with publicly held REITs; and extensive experience with office and industrial real estate.

Peter Schultz, 71

Director since 2012

Capital Committee (Chair), Audit Committee (Chair)

Retired Chief Executive Officer and Director of The Beacon Group, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Leadership and senior management experience
●	Extensive knowledge of the real estate industry

Mr. Schultz has been a director of PS Business Parks since February 2012. He served as President, Chief Executive Officer, and a director of The Beacon Group, Inc. (Beacon) and its affiliates for more than 25 years until his retirement in 2010. Beacon, based in Southern California, and its affiliates, were engaged in the development and management of more than three million square feet of retail, industrial, hospitality, and residential projects. Prior to working at Beacon, Mr. Schultz was employed by Arthur Andersen for four years as a certified public accountant in its tax department.

Mr. Schultz is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

In considering the nomination of Mr. Schultz for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Schultz’s leadership and extensive real estate experience as President, Chief Executive Officer, and director of Beacon and its affiliates and his extensive financial expertise gained from his almost forty years of experience in finance.

PS Business Parks • 2019 Proxy Statement • 19

Proposal 1

Corporate Governance and Board Matters

Corporate Governance Framework

The Board has adopted the following corporate governance documents, which, along with our charter and bylaws, establish the framework for our corporate governance and outline the general practice of our Board with respect to board structure, function, and conduct, and board and committee organization:

●	PS Business Parks Corporate Governance Guidelines and Director Code of Ethics (the Corporate Governance Guidelines)
●	Charters of our standing committees of the Board (the Committee Charters)
●	Business Conduct Standards applicable to our officers and employees
●	Code of Ethics for our senior financial officers (the Code of Ethics)

Our current Corporate Governance Guidelines, Business Conduct Standards, Code of Ethics, and Committee Charters are available online in the “Investor Relations” section of our website, psbusinessparks.com/investor-relations/corporate-governance, or in writing from the Company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201-2349.

The Nominating/Corporate Governance Committee reviews the Corporate Governance Guidelines at least annually and makes recommendations for any changes to the Board. We will disclose any amendments or waivers to the Code of Ethics on our website or in accordance with the SEC and New York Stock Exchange (NYSE) requirements.

Commitment to Diversity

The Board and its Nominating/Corporate Governance Committee are committed to ensuring that a diversity of experiences and viewpoints are represented on the Board as well as the Company’s senior management. As a reflection of this commitment, 25% of our current Board is female, and our President and CEO is female and Hispanic.

Board Leadership

We have separate individuals serving as Chairman of the Board and as CEO. Ronald L. Havner, Jr., has served as Chairman of the Board since March 1998. He is also Chairman of Public Storage. Mr. Havner has been involved with the Company since its founding and has extensive knowledge of the Company, the markets in which it operates, and the real estate industry. Joseph D. Russell, Jr. is a member of our Board and was our CEO from August 2003 to June 2016. Mr. Russell was also our President until August 2015 and currently serves as President, Chief Executive Officer, and Trustee of Public Storage. Maria R. Hawthorne serves as our President and was appointed as CEO in July 2016. She is the only management director and brings in-depth knowledge of the issues, opportunities, and risks facing the Company and our industry. She is also deeply familiar with our day-to-day operations and management and has the leadership skills to continue to drive profitable growth of PS Business Parks.

We do not have a policy against one individual holding the positions of Chairman and CEO. Rather, the Board evaluates the desirability of having a combined or separate Chairman and CEO from time to time and adopts a structure based on what it believes to be in the best interests of PS Business Parks and its shareholders. Currently, the Board believes that having separate Chairman and CEO roles serves the interests of the Company and its shareholders well.

    PS Business Parks • 2019 Proxy Statement • 20

Proposal 1

Majority Vote Requirements for Directors

The Corporate Governance Guidelines provide that in an uncontested election of directors, each director nominee who does not receive at least a majority of the votes cast with respect to that director, must submit his or her resignation to the Board. For the purpose of the Corporate Governance Guidelines, a majority means the number of votes cast “for” a director must exceed 50% of the votes cast with respect to the director. The Nominating/Corporate Governance Committee will then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on any such recommendation and publicly disclose its decision within 90 days from the date the election results were certified by the inspector of Elections. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board in accordance with the bylaws.

Presiding Independent Director

The Board has established a position of Presiding Independent Director to provide an independent director with a leadership role on the Board. The Presiding Independent Director presides at meetings of all independent directors or all non-management directors in executive sessions without the presence of management. These meetings are held on a regular basis in connection with each regularly scheduled board meeting and at the request of any independent or non-management director. In addition, the independent directors meet separately at least once annually. These sessions are designed to encourage open discussion of any matter of interest without the CEO or any other members of management present. The position of Presiding Independent Director generally rotates annually among the chairs of the standing committees of the Board. Peter Schultz, Chair of the Capital Committee, was the Presiding Independent Director for 2018. James Kropp is the Presiding Independent Director for 2019, effective February 20, 2019.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing our Company’s approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the four standing Board committees (as described below), which have assigned areas of oversight responsibility for various matters, as described in the Committee Charters and as provided in the NYSE rules.

The Audit Committee of our Board (the Audit Committee) assists the Board in overseeing the integrity of our financial statements, the qualifications, independence, and performance of our independent registered public accounting firm, and the performance of our internal audit function. Pursuant to its charter, the Audit Committee also regularly evaluates Company practice and policies with respect to risk assessment, risk management, and financial risk.

The Compensation Committee oversees the compensation of our CEO and other executive officers and evaluates compensation incentives to ensure they will motivate senior management to grow long-term shareholder return without taking undue risk.

The Nominating/Corporate Governance Committee focuses on risks associated with director and management succession planning, corporate governance, and overall Board effectiveness.

The Capital Committee oversees the optimization of the Company’s capital expenditures. The Committee’s goal is to place the Company in the best position to maximize the long-term benefit of its capital expenditures, while at the same time ensuring those assets are well maintained and positioned to meet the needs of the Company’s customer base.

PS Business Parks • 2019 Proxy Statement • 21

Proposal 1

The Board committees also hear reports from members of management to enable each committee to identify, discuss, understand and manage risk. The chair of each of the Board’s standing committees reports on interim individual committee discussions to the full Board at each Board meeting. All directors have access to management in the event a director wishes to follow up on items discussed outside the Board meeting.

Board Orientation and Education

Each new director participates in an orientation program and receives materials and briefings concerning our business, industry, management, and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, and the opportunity to attend external board education programs.

Board Retirement Policy

The Corporate Governance Guidelines provide that no person will be nominated for election to the Board for any term unless he or she is 73 years of age or younger on the first day of the term. The Board has discretion to make exceptions to the policy to provide for a transition period of service.

Director Independence

The Board evaluates the independence of each director annually based on information supplied by the directors and the Company, and on the recommendations of the Nominating/Corporate Governance Committee. The Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the NYSE. A director qualifies as independent unless the Board determines, in accordance with NYSE rules, that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family, and other business, professional, and personal relationships. The Board also considers the director’s relationships with Public Storage, our largest shareholder.

Following its annual review of each director’s independence, in February 2019, the Nominating/ Corporate Governance Committee recommended to the Board, and the Board determined, that (i) each of Jennifer Holden Dunbar, James H. Kropp, Gary E. Pruitt, Robert S. Rollo, and Peter Schultz is independent pursuant to the rules of the NYSE, and (ii)  each Audit Committee member and each Compensation Committee member meets the additional independence requirements of the rules of the SEC.

Committees of the Board of Directors

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Capital Committee. Each of the standing committees operates pursuant to a written charter, which can be viewed at our website at
psbusinessparks.com/investor-relations/corporate-governance. Any shareholder may obtain a print copy by writing to the Company’s Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349.

Our four standing committees are described below.

Audit Committee

The primary functions of the Audit Committee, as set forth in its charter, are to assist the Board in fulfilling its responsibilities for oversight of:

●	the integrity of our financial statements;

●	compliance with legal and regulatory requirements;

●	the qualifications, independence, and performance of the independent registered public accounting firm; and

●	the scope and results of internal audits, the Company’s internal controls over financial reporting, and the performance of the Company’s internal audit function.

    PS Business Parks • 2019 Proxy Statement • 22

Proposal 1

Among other things, the Audit Committee appoints, evaluates, and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee, and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee Report for inclusion in the annual proxy statement; and annually reviews its charter and performance. Additionally, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment policies.

Each member of the Audit Committee: (1) meets the financial literacy and independence standards of the NYSE; (2) qualifies as an audit committee financial expert pursuant to the rules of the SEC; and (3) qualifies as independent pursuant to the rules of the SEC and NYSE.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to:

●	determine, either as a committee or together with other independent directors, the compensation of the Company’s CEO;

●	determine the compensation of other executive officers;

●	administer the Company’s equity and executive officer incentive compensation plans;

●	review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and incorporated by reference into the Form 10-K and to recommend to the Board for inclusion of the CD&A in the Form 10-K and proxy statement;

●	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

●	review with management its annual assessment of potential risks related to the Company’s compensation policies and practices applicable to all employees;

●	review the advisory shareholder votes on the Company’s executive compensation programs;

●	produce the Compensation Committee Report for inclusion in the annual proxy statement; and

●	evaluate its performance annually.

The Compensation Committee has not delegated any of its responsibilities to individual members of the Committee or to a subcommittee of the Committee, although it has the discretion to do so. As required by its charter, the Compensation Committee and, in some instances, the Compensation Committee and all other independent members of the Board, made final compensation decisions for executive officers in 2018, including the NEOs set forth in the Summary Compensation Table on page 46 below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2018 has not done so, relying instead on surveys of publicly available information about senior executive compensation at similar companies. For a discussion of the Compensation Committee’s use of survey information in 2018, as well as the role of Ms. Hawthorne, our President and CEO, in determining or recommending the amount of compensation paid to our NEOs in 2018, see the CD&A beginning on page 30.

Each member of the Compensation Committee qualifies as independent pursuant to the rules of the SEC and NYSE.

PS Business Parks • 2019 Proxy Statement • 23

Proposal 1

Compensation Committee Interlocks and Insider Participation. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity that has an executive officer who also served on our Compensation Committee or Board at any time during 2018, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

Messrs. Havner and Russell and Ms. Hawthorne are present or former officers of the Company and are members of the Board. They do not serve on the Compensation Committee.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from our senior management team concerning potential risks related to compensation policies and practices applicable to all of the Company’s employees.

In early 2019, the Compensation Committee considered management’s review of the target metrics for all of our employee incentive compensation plans and management’s conclusion that the Company’s incentive compensation plans, practices, and policies (1) properly incentivized employees to achieve short- and long-term Company goals, (2) did not create any significant motivation or opportunity for employees to take undue risks to achieve an incentive compensation award, and (3) are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee, following discussion, reached a similar conclusion. The Compensation Committee expects to further review compensation risks from time to time.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

●	identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting and to fill any vacancy on the Board;

●	develop a set of corporate governance principles applicable to the Company and to review and assess the adequacy of those guidelines on an ongoing basis and recommend any changes to the Board; and

●	oversee the annual Board assessment of Board performance.

Our Board has delegated to the Nominating/ Corporate Governance Committee responsibility for recommending nominees for election to the Board. Other duties and responsibilities of the Nominating/Corporate Governance Committee include periodically reviewing the structure, size, composition, and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; overseeing director orientation; and annually reviewing and evaluating its charter and performance. The Nominating/Corporate Governance Committee is further guided by the principles set forth in its charter.

    PS Business Parks • 2019 Proxy Statement • 24

Proposal 1

Director Qualifications. We believe that members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. Each director must represent the interests of all shareholders. In general, the Board seeks to add directors who meet the independence requirements of the NYSE rules. In addition, director candidates must annually submit a completed director questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert, and must satisfactorily complete a background investigation by a third-party firm.

Director Diversity. Although the Nominating/Corporate Governance Committee does not have, and does not believe there is a need for, a formal policy concerning diversity, it seeks to ensure that a diversity of different experiences and viewpoints are represented on the Board. As a reflection of this commitment, 25% of our proposed Board composition is female, satisfying recently enacted California law requiring PS Business Parks to have at least one female on the Board by no later than December 31, 2019.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

The Nominating/Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

We do not have any other policies or guidelines that limit the selection of director candidates by the Nominating/Corporate Governance Committee, and the Nominating/Corporate Governance Committee and the Board have and continue to exercise broad discretion to select director candidates who will best serve the Board and the Company in the current and anticipated business environment.

PS Business Parks • 2019 Proxy Statement • 25

Proposal 1

Capital Committee

The Capital Committee focuses on assessing, monitoring, and optimizing the Company’s capital expenditures, including development and redevelopment opportunities as well as the Company’s annual recurring capital expenditures, which include maintenance capital, tenant improvements, and leasing commissions. The goal is to place the Company in the best position to maximize the long-term benefits of its capital expenditures while ensuring its assets are well maintained and positioned in the marketplace to meet the needs of the Company’s customer base. The Capital Committee operates pursuant to a formal charter adopted by the members of the committee in July 2016.

Communications with the Board of Directors

The Company provides a process by which shareholders and interested parties may communicate with the Board. Communication to the Board should be addressed to: Board of Directors, c/o Jeffrey D. Hedges, Executive Vice President, Chief Financial Officer, and Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Communications intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated director(s).

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled Board meeting.

In 2018, the Board held four in-person meetings and two special telephonic meetings. Each director who served as a director at the time attended at least 83% of the Board meetings held and, if a member of a committee of the Board, at least 81% of the meetings held by both the Board and all committees of the Board on which the director served. We do not have a policy regarding directors’ attendance at the annual meeting of shareholders, but directors are encouraged to attend. All of the Board’s nine directors attended the 2018 annual meeting of shareholders.

The following table summarizes the membership of the Board’s standing committees and the number of meetings held by each committee in 2018:

Board Committee Membership and 2018 Meetings

Director	Audit	Compensation	Nominating/ Corporate Governance	Capital
Ronald L. Havner, Jr.
Joseph D. Russell, Jr.				Member
Maria R. Hawthorne
Jennifer Holden Dunbar	Member	Chair		Member
James H. Kropp (Presiding Independent Director for 2019)		Member	Member
Sara Grootwassink Lewis (retiring as of April 23, 2019)	Chair in 2018 and until February 20, 2019		Member	Member
Gary E. Pruitt	Member
Robert S. Rollo		Member	Chair
Peter Schultz (Presiding Independent Director for 2018)	Current Chair			Chair
Number of Meetings in 2018	4	4	4	4

    PS Business Parks • 2019 Proxy Statement • 26

Proposal 1

Compensation of Directors

The Compensation Committee periodically reviews the Company’s non-employee director compensation and recommends any changes to the Board. The Board makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.

Retainers and Meeting Fees. Retainers are paid in cash quarterly and are prorated when a director joins the Board other than at the beginning of a calendar year. During 2018, each non-employee director (except for current executives of a PS Business Parks affiliate, including Public Storage and Shurgard) was entitled to receive the following retainers and meeting fees for Board and Board committee service:

Compensation	Amount
Board member	$25,000
Audit Committee Chair’s supplemental retainer	10,000
Other standing committee chairs’ supplemental retainer	5,000
Board meeting attendance (per meeting attended in person)	1,000
Board meeting attendance (per meeting attended by telephone)	500
Board committee meeting attendance (per meeting attended in person)	1,000
Board committee meeting attendance (per meeting attended by telephone)	500

The following is the retainer and meeting fee schedule for Board and Board committee service, effective April 1, 2019.

Compensation	Amount
Board member	$25,000
Chairman of the Board supplemental retainer	$15,000
Audit Committee Chair’s supplemental retainer	10,000
Other standing committee chairs’ supplemental retainer	5,000
Board or committee meeting attendance (per meeting attended in person)	1,000
Board or committee meeting attendance (per meeting attended by telephone)	500

Equity Awards. Each new non-employee director who is determined by the Board to be independent, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, is automatically granted an option to purchase 10,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant or the annual shareholders meeting date in that year, whichever is earlier, subject to continued service. Directors who previously served as Company executives are not eligible to receive this award.

Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the Common Stock on the NYSE on such date.

Upon the retirement of a director from the Board because the director is not nominated for re-election due to the Board’s Mandatory Retirement Policy, all outstanding options held by the director vest effective as of the date of his or her retirement and the director has one year to exercise all vested options.

Retirement Stock Grants. Under our Retirement Plan for Non-Employee Directors, each non-employee director of the Company receives, upon retirement as a director of the Company, 1,000 shares of fully-vested Common Stock for each full year of service as a non-employee director of the Company, up to a maximum of 8,000 shares. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Directors receive any dividends paid on unvested shares.    Directors who previously served as Company executives are not eligible to receive this grant until their participation in the Company’s equity incentive plans have ended.

At December 31, 2018, Messrs. Havner and Kropp and Ms. Dunbar and Ms. Lewis were each entitled to receive 8,000 fully-vested shares of Common Stock upon retirement; Messrs. Pruitt and Schultz were each entitled to 6,000 shares; and Mr. Rollo was entitled to receive 5,000 shares.

PS Business Parks • 2019 Proxy Statement • 27

Proposal 1

As of December 31, 2018, the value of each award of 8,000 shares was $1,048,000; the value of 6,000 shares was $786,000; and the value of 5,000 shares was $655,000, each based on the closing price of $131.00 of our common stock as of December 31, 2018.

Director Stock Ownership Guidelines. Pursuant to the Corporate Governance Guidelines, each non-management director is encouraged to have a significant stock ownership in the Company. All directors are expected, within three years of election, to own at least $100,000 of common stock of the Company, as determined using the per- share value on the date of acquisition. All of our directors meet this stock ownership requirement.

Director Compensation in Fiscal 2018. The following table presents the compensation provided by the Company to our directors for the fiscal year ended December 31, 2018:

Director(1)	Fees earned or paid in cash	Option Awards(2)	All Other Compensation(3)	Total
Ronald L. Havner, Jr.	$ -	$ 36,220	$ 30,400	$ 66,620
Jennifer Holden Dunbar	38,500	36,220	30,400	105,120
James H. Kropp	38,000	36,220	30,400	104,620
Sara Grootwassink Lewis	49,500	36,220	30,400	116,120
Gary E. Pruitt	34,000	36,220	22,800	93,020
Robert S. Rollo	40,500	36,220	16,250	92,970
Joseph D. Russell	-	36,220	-	36,220
Peter Schultz	43,000	36,220	22,800	102,020

(1)

Ronald L. Havner, Jr., Chairman; Joseph D. Russell, Jr.; and Maria R. Hawthorne are directors but did not receive any cash compensation for service as directors during 2018. Ms. Hawthorne is also not eligible to receive equity awards for her service as director or participate in the retirement stock award program described above. Ms. Hawthorne’s compensation as CEO is set forth below beginning on page 42.

(2)

Reflects the fair value on the date of grant of option awards during 2018. As of December 31, 2018, each director had the following number of options outstanding: Ronald L. Havner, Jr., 18,205, of which 12,205 are vested; Jennifer Holden Dunbar, 18,205, of which 12,205 are vested; James H. Kropp, 16,136, of which 10,136 are vested; Sara Grootwassink Lewis, 6,000, of which 0 are vested; Gary E. Pruitt, 24,410, of which 18,410 are vested; Robert S. Rollo, 9,670, of which 3,670 are vested; Joseph Russell, 4,000, of which 400 are vested; and Peter Schultz, 24,410, of which 18,410 are vested. For a more detailed discussion of assumptions used in the calculation of these amounts, refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Form 10-K filed with the SEC on February 26, 2019.

(3)	All other compensation consists of dividend equivalents paid on vested retirement shares.

The Board recommends voting FOR all director nominees.

    PS Business Parks • 2019 Proxy Statement • 28

Proposal 2:

Advisory vote to approve

executive compensation

Approve the Company’s compensation practices and principles and their implementation for 2018 for the Company’s named executive officers (our NEOs) as discussed and disclosed in the Compensation Discussion and Analysis (CD&A), the compensation tables, and any related material contained in this proxy statement.

RECOMMENDATION:

Vote FOR approval

PS Business Parks • 2019 Proxy Statement • 29

Proposal 2

  Proposal 2 – Advisory vote to approve executive compensation

Advisory Vote

We provide shareholders an annual advisory vote to approve the compensation of our NEOs, also known as a “Say-on-Pay” proposal.

More than 94% of the votes cast at our 2018 Annual Meeting were in favor of our executive compensation package. This approval, along with direct input received from shareholders regarding their votes, signaled strong shareholder support of the elements and amounts of compensation paid for both 2017 performance and the compensation opportunities established to reward long-term growth and performance. As a result, the Compensation Committee did not make any significant changes to the Company’s executive compensation program for 2018.

We believe our strong performance in 2018 was driven, in part, by motivated NEOs incentivized by our strategic compensation program. Annual cash incentive bonus payments, which represent a significant portion of our regular annual compensation, were tied to achieving at least a (i) 5.0% increase in Adjusted FAD¹ and (ii) 2.0% increase in Same Park Net Operating Income (Same Park NOI).²

¹Adjusted FAD is a non-GAAP measure. Please refer to “2018 Annual Cash Incentive Thresholds and Targets” in the CD&A section of the proxy statement.

² Refer to page 26 of our Form 10-K filed on February 26, 2019, for information regarding our calculation of Same Park NOI.

We believe these compensation targets fueled impressive 2018 performance that rewarded shareholders with a 7.9% TSR—compared to the 2018 NAREIT Equity Index, which had a negative return of 4.1%. Our TSR also beat the NAREIT Equity Index and the S&P 500 index for the 5-year and 15-year periods ending December 31, 2018, averaging 11.4% in total annual return since 2003.

The Board recommends that shareholders approve the compensation of the Company’s NEOs disclosed in the following CD&A and compensation tables.

Although the shareholder vote on our executive compensation program is advisory and nonbinding on the Company, the Compensation Committee, which is responsible for designing and administering the compensation program, values the opinions expressed by shareholders. The Compensation Committee will consider and weigh heavily the outcome of the vote when making future compensation decisions.

The Board recommends a vote FOR approval of our executive compensation as described in this proxy statement.

    PS Business Parks • 2019 Proxy Statement • 30

Proposal 2

Compensation Discussion

and Analysis (CD&A)

The following section summarizes our philosophy and objectives regarding the compensation of our NEOs, including how we determine the elements and amounts of executive compensation. This section should be read in conjunction with both its tabular compensation disclosures for NEOs for the year ended December 31, 2018, and the Compensation Committee Report, which can be found on page 45 of this proxy statement.

Executive Summary

The Compensation Committee’s goal for our executive compensation program is to hire, retain, and motivate our senior management to achieve solid financial results and create long-term shareholder value. Our NEOs are paid based on what the Compensation Committee considers appropriate in view of individual and corporate performance; market and peer compensation practices from surveys and other sources; and our objective of aligning our NEOs’ interests with those of our shareholders to maximize shareholder value over the long term. We believe that our compensation programs have been effective in helping the Company move towards its financial and operational goals.

In general:

●	our compensation program has helped establish a strong culture of performance, operational excellence, and consistency, and enabled us to build a high-performing organization;

●	we are a proven leader in our industry in delivering profitable growth and enhanced distributions to shareholders;

●	our compensation practices are consistent with the financial discipline that has allowed us to achieve and maintain exceptional financial strength; and

●	our business model and supporting compensation program are effective in achieving our objective of building long-term shareholder value.

In fiscal year 2018, senior management successfully grew occupancy and average rental rates and continued to commit to a conservative balance sheet by minimizing the use of debt. Their efforts were directly responsible for the following results:

●	Our positive TSR of 7.9% far exceeded the NAREIT Equity Index, which had a negative return of 4.1%.

●	Same Park rental rates for executed deals increased by 5.1% over 2017 levels;

●	Total rental income increased by $11.3 million, or 2.8%, over 2017 levels;

●	Net Operating Income (NOI) (excluding NOI from assets sold) and Same Park NOI increased by 5.8% and 2.6%, respectively, over 2017 levels;

●	Adjusted FAD increased by 10.0% over 2017 levels;

●	Regular dividends increased by more than 11.8% over 2017 levels, from $3.40 to $3.80 per share;

●	We maintained our S&P corporate credit rating of “A-,” and we continue to be one of the highest-rated REITs; and

Based on these achievements and considerations, the Compensation Committee made the following compensation decisions for 2018:

●	Bonuses paid to the NEOs amounted to 100% of the total targeted opportunity (except for Mr. Hedges, whose bonus was set as part of his onboarding package, and Mr. Groves, whose bonus was prorated according to the terms of his promotion), ranging from $145,334 to $450,000.

PS Business Parks • 2019 Proxy Statement • 31

Proposal 2

In keeping with our conservative compensation philosophy and practices:

●	base salaries were maintained at 2017 levels, except for Messrs. Hedges and Groves, whose respective base salaries were set when they assumed their current positions in 2018;

●	no stock options were awarded;

●	no perquisites were provided to our NEOs that were not also available to other employees generally; and

●	no “gross-ups” or other tax reimbursement benefits were provided to our NEOs, other than amounts paid to our CFO for gross-up of taxes related to relocation costs.

We believe our compensation program for NEOs drove 2018 performance and will continue to drive improved Company performance. Accordingly, the Board recommends that shareholders approve the compensation of the Company’s NEOs, as disclosed pursuant to the SEC’s compensation rules, including the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables in this proxy statement.

Our Executive Officers

The following are biographical summaries of the current executive officers of the Company who are not also serving as directors:

Jeffrey D. Hedges, age 36, joined the Company as Executive Vice President, Chief Financial Officer, Secretary, and principal financial officer on September 17, 2018. Prior to joining the Company, Mr. Hedges served as Senior Vice President, Accounting and Reporting from 2015 at Invitation Homes (NYSE:INVH) (formerly known as Starwood Waypoint Homes and prior to that Colony Starwood Homes), a publicly traded single-family residential real estate investment trust that owns and operates single-family rental homes in the United States. Mr. Hedges was a Senior Manager in the Transaction Advisory Services and Assurance (Audit) groups at Ernst & Young from 2006 to 2015. Mr. Hedges is a certified public accountant and holds a Bachelor of Science from the W.P. Carey School of Business, Arizona State University, and a

Master of Business Administration from the Wharton School, University of Pennsylvania.

John W. Petersen, age 55, has been Executive Vice President and Chief Operating Officer since he joined the Company in December 2004. Prior to joining the Company, Mr. Petersen was Senior Vice President, San Jose Region, for Equity Office Properties (EOP) from July 2001 to December 2004, responsible for 11.3 million square feet of multi-tenant office, industrial and R&D space in Silicon Valley. Prior to working for EOP, Mr. Petersen was Senior Vice President with Spieker Properties from 1995 to 2001, overseeing the growth of that company’s portfolio in San Jose, through acquisition and development of nearly three million square feet. Mr. Petersen is a graduate of The Colorado College in Colorado Springs, Colorado, and was recently the President of the National Association of Industrial and Office Parks, Silicon Valley Chapter.

Trenton Groves, age 46, has served as the Company’s Senior Vice President, Chief Accounting Officer, Assistant Secretary, and principal accounting officer since September 2018. Mr. Groves joined the Company as Corporate Controller in 2004 and has served as Vice President, Finance, and Corporate Controller since 2007. Prior to joining the Company, Mr. Groves was in public accounting, serving as a Manager in the Assurance (Audit) group at Ernst & Young from 2002 to 2004 and as Manager at Arthur Anderson from 1998 to 2002. Mr. Groves is a certified public accountant and holds a Bachelor of Science in accounting from California State University, Northridge.

Executive Officer Diversity

Although we do not have and do not believe there is a need for a formal policy concerning diversity of executive officers, the Board seeks to ensure that a diversity of different experiences, backgrounds, and viewpoints are represented in our management. Currently, our CEO is female and Hispanic, and the Board and management continue to be focused and committed to increasing diversity in ongoing succession planning discussions.

    PS Business Parks • 2019 Proxy Statement • 32

Proposal 2

Compensation Objectives and Process

Our compensation goals are to hire, retain, and motivate our senior management to create long-term shareholder value. We generally pay our NEOs compensation that we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning our NEOs’ interests with those of our shareholders to maximize shareholder value over the long term.

In general, our compensation program for NEOs has comprised: (1) a base salary; (2) short-term incentives generally in the form of annual cash bonuses; and (3) periodic equity awards subject to long-term vesting, which may be restricted stock units (RSUs) or stock options.

Our incentive compensation for NEOs is designed to reward achievement of Company-wide performance goals by tying awards to objectives that the Compensation Committee believes are key drivers of long-term, sustainable performance.

Because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2018, the Compensation Committee determined the award of each component separately. Historically and in 2018, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our NEOs.

The Compensation Committee generally considers corporate, business unit, and individual performance and other relevant factors, and will solicit the views of the CEO (with respect to compensation of the other NEOs) and the Chairman and the Board (with respect to compensation of the CEO).

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. The Compensation Committee believes that NEO compensation should significantly vary based on the Company’s achievement of financial and operational goals and on each executive’s contributions to such achievement. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year.

PS Business Parks • 2019 Proxy Statement • 33

Proposal 2

Assessment of Individual Contributions

to Overall Performance

The Compensation Committee’s evaluation of each NEO places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or functional area. The Compensation Committee believes that the NEOs share responsibility to support the goals and performance of the Company as a whole.

Long-Term Financial Performance

The Company has delivered strong financial performance over a sustained period of time, increasing adjusted FAD and Same Park NOI in each of the last five years. The Compensation Committee believes that our compensation program, structured on the philosophy and objectives outlined above, is a key driver of the Company’s strong performance over the long term.

The Compensation Committee made all final compensation decisions for NEOs in 2018, which were ratified by the Board thereafter. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Committees of the Board of Directors—Compensation Committee” on page 23.

Sound Governance Practices

In designing our executive compensation around the philosophy and objectives outlined above, the Compensation Committee believes that our program encourages the highest performance standards and aligns the interests of our NEOs with the long-term interests of our shareholders by:

●	keeping our NEOs focused on delivering sustainable industry-leading results that are aligned with the Company’s business model;

●	aligning the financial gains and losses of each NEO with objectives the Compensation Committee believes will drive long-term shareholders returns; and

●	supporting retention and continuity of leadership.

At the same time, the following features of our program discourage inappropriate risk taking:

●	extensive stock holding requirements;

●	long vesting periods on equity compensation;

●	no employment contracts or golden parachute arrangements;

●	no guaranteed bonuses other than for new hires; and

●	no additional grants to balance changes in value of prior grants.

    PS Business Parks • 2019 Proxy Statement • 34

Proposal 2

Our executive compensation program is designed to align executive performance with the long-term interests of shareholders and is regularly reviewed to ensure that our compensation policies and practices continue to support the needs of our business, create value for shareholders and reflect sound governance practices.

Below is a summary of our key governance practices as they relate to executive compensation:

What We Do	What We Don’t Do

  Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” A significant portion of NEO regular annual total compensation is tied to achievement of performance goals that are key drivers of our success.

  Promote retention and increase long-term shareholder value. Equity award grants to NEOs vest over at least four years.

  Mitigate undue risk in our executive compensation program. Financial targets for bonuses are based on multiple metrics to avoid inordinate focus on any particular metric. We do not give earnings guidance to analysts.

  Stock ownership guidelines for executive officers. NEOs with the company at least five years are required to meet robust stock ownership requirements. Unvested time-based RSUs, unvested stock options, and out-of-the-money stock options are NOT counted for determining compliance with these guidelines.

  Clawback of equity awards. Awards granted pursuant to our 2012 Plan are subject to mandatory repayment if the grantee is subject to any clawback requirement under applicable laws.

   No employment, “golden parachute” or severance agreements with our NEOs.

   No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

   No excessive perquisites. Except for perquisites that are available to employees generally such as contributions to the 401(k) Plan, the company does not offer perquisites to our NEOs.

   No repricing of stock options.

   No tax gross ups. The company generally does not provide “gross-ups” or other reimbursements of golden parachute or other taxes,* nor does it provide change in control benefits to its NEOs that are not available to other employees generally.

   No supplemental retirement plans. The company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our NEOs, other than providing the opportunity to defer receipt of shares that otherwise would be paid on vesting of certain RSUs.

   No hedging against price fluctuations in the company’s securities is permitted.

* Upon his hiring, Mr. Hedges received a gross-up payment of taxes related to relocation costs.

PS Business Parks • 2019 Proxy Statement • 35

Proposal 2

Elements of Executive Compensation

To achieve our compensation objectives of aligning pay with performance and long-term shareholder value, we believe that total executive compensation over the long-tern should be balanced among the following components:

Elements of Pay		Form	Links to Compensation Objectives

Fixed Pay	Base Salary	Cash	●	Customary, fixed element of compensation intended to attract and retain exceptional executives
			●	Compensation Committee generally reviews NEO base salaries every two years and considers, among other factors, competitive market conditions and individual performance and responsibilities
At- Risk Pay	Annual Incentives	Cash	●	Aligns pay with the achievement of short-term objectives
			●	Payouts based on achievement of annual financial, operational, and individual goals, with potential for upward or downward adjustment to align pay with performance
			●	Actual bonus amounts subject to the discretion and judgment of the Compensation Committee, regardless of whether performance targets are met
	Long-Term Incentives	RSUs	●	Periodic equity awards giving NEOs an ongoing stake in the success of the business
●

Help retain and motivate our NEOs by vesting in installments over multiple years, with the recipient only able to realize the full potential value of the award by remaining employed over the vesting period

			●	Help retain executive talent when we may need it most because, unlike stock options, RSUs retain some value even in declining or difficult markets conditions
		Stock Options	●	Have value only if price of our Common Stock is greater than the exercise price of the option at the time of exercise
			●	Help with retention because they vest over several years and achieve their maximum value only if the NEO remains employed with the Company
			●	Stock options are granted at the Compensation Committee’s discretion and with an exercise price not less than 100% of the fair market value of our Common Stock on the date of grant, thus ensuring that the executive only profits from the option if the price of our Common Stock increases after the grant date

    PS Business Parks • 2019 Proxy Statement • 36

Proposal 2

Equity Grant Practices

Equity grants to all of our executive officers, including the NEOs, must be approved by the Compensation Committee, which consists entirely of independent directors, and:

●	grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and are made effective as of the date of the meeting or written action, or a future date if appropriate (such as in the case of a new hire);

●	equity awards to executive officers are not timed in coordination with the release of material non-public information;

●	awards are subject to the terms of our 2012 Equity and Performance-Based Incentive Compensation Plan (the 2012 Plan);

●	historically, equity awards to executive officers have vested over an extended period, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term; and

●	with respect to awards to NEOs other than our CEO, the Compensation Committee determines award levels based on recommendations from our CEO, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below.

In 2016, the Compensation Committee approved a pool of 5,000 RSUs to be granted under authority of Ms. Hawthorne, the Company’s President and CEO, to new employees or employees promoted by the Company who are not executive officers of the Company. These awards are typically granted on the first trading day of the month following the hire or promotion date, and vest in equal annual installments over five years.

Equity grants to other non-executive officers may be made at other times during the year, but are not timed in coordination with the release of material non-public information. These awards typically vest in equal annual installments over five years.

PS Business Parks • 2019 Proxy Statement • 37

Proposal 2

Executive Officer Stock Ownership Guidelines

The Board implemented stock ownership guidelines for NEOs effective April 28, 2015. Each NEO is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary. The guideline for the CEO is five times his or her base salary and for the other NEOs is three times his or her base salary. All of our NEOs who have been with the Company at least five years exceed his/her stock ownership requirement.

Only shares of Common Stock (1) owned by the executive, (2) owned jointly by him/her and his/her spouse, (3) owned by his/her spouse, (4) held by him/her in the 401(k) Plan, and (5) held in custodial accounts or trust for him/her or for his/her spouse and/or children are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines.

2018 Executive Compensation

2018 Company Performance

Execution on Strategy. During 2018, management successfully executed on the Company’s strategy of improving occupancy and rental rates. Optimized occupancy gives us the ability to adjust rents and transaction costs aggressively in response to changing conditions, thereby accelerating company financial performance and operating metrics. In addition, we continued to commit to a conservative balance sheet by minimizing the use of debt. Management’s successful execution on these strategies enabled the Company to deliver solid results on several fronts during the year, including the following:

Key Financial Metrics

●	Adjusted FAD increased by 10.0% over 2017 levels;

●	NOI (excluding NOI from assets sold) and Same Park NOI both increased by 5.8% and 2.6%, respectively, over 2017 levels, through increases in weighted average occupancy, average rents and income from a park acquired in 2018, and from our multifamily asset; and

●	Management’s initiatives to grow rental rates over 2017 levels continued to result in growing rental rates on executed deals, increasing Same Park rates by 5.1% over 2017 levels.

Strong Dividend Growth and Financial Discipline

●	Regular dividends increased by more than 11.8% over 2017 levels, from $3.40 to $3.80 per share;

●	The Company continues to enjoy one of the lowest leverage levels in the REIT industry;

●	By virtue of our historically low leverage, a consistently conservative financial posture and robust earnings capability, we maintained our S&P corporate credit rating of “A-”; and

●	We continue to be one of the highest rated REITs by S&P.

    PS Business Parks • 2019 Proxy Statement • 38

Proposal 2

Total Shareholder Return. We believe our compensation program for executive officers helped drive our strong performance in 2018, rewarding the Company’s shareholders with a 7.9% TSR during 2018, compared to the NAREIT Equity Index, which had a negative return of 4.1%. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the 5-year and 15-year periods ending December 31, 2018, averaging 11.4% in TSR per year since 2003. The exhibit below shows our TSR expressed as cumulative return to shareholders since December 31, 2013, and illustrates that $100 invested in PS Business Parks on December 31, 2013 would have been valued at $203.66 as of December 31, 2018.

Sustained Shareholder Value (TSR)

Superior TSR Performance Over the Long Term

*TSR assumes common share price appreciation plus reinvestment of dividends

PS Business Parks • 2019 Proxy Statement • 39

Proposal 2

Core FFO and Shareholder Distributions. In 2018, we grew our Core FFO per common share by 5.5% over 2017 levels, which increased our capacity for investments in our business. Annual dividends per common share paid in 2018 also grew by more than 11.8%. The following chart shows the growth achieved by PS Business Parks in these two metrics over a five-year period.

Consistent Growth in FFO and Dividends per Common Share

* Refer to pages 35-36 of our Form 10-K filed on February 26, 2019, for information regarding Core FFO.

Pay Ratio Disclosure

This section presents the ratio of annual total compensation of our President and CEO, Maria R. Hawthorne (as disclosed in the Summary Compensation Table at page 46 below), to the annual total compensation (Form W-2 wages) of our median employee (excluding Ms. Hawthorne). The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the Exchange Act).

We selected the median employee based on the Company’s 155 employees (excluding Ms. Hawthorne) as of December 31, 2018. In identifying our median employee, we calculated the annual total compensation of each employee as of December 31, 2018, based on Form W-2 information. We did not apply any cost-of-living adjustments as part of the calculation.

The 2018 annual total compensation for our CEO, as disclosed in the Summary Compensation Table below, and as determined under Item 402 of Regulation S-K, was $3,773,551. The 2018 annual total compensation for our median employee, as determined under Item 402 of Regulation S-K, was $83,264. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2018 is 45 to 1.

    PS Business Parks • 2019 Proxy Statement • 40

Proposal 2

Factors Considered by the Compensation Committee in its Compensation Decisions for 2018

2018 Advisory Vote to Approve Executive Compensation. We believe our executive compensation program is appropriately structured to achieve our objective of driving growth in long-term shareholder value.

Role of Management and Compensation Committee Meetings. In general, our CEO attends all meetings of the Compensation Committee at which (i) compensation of the other NEOs or other employees is discussed and/or (ii) Company-wide compensation matters, such as the consideration of new equity plans, are discussed.

Our CEO does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits our CEO’s views on the performance of the executive officers reporting to her, including each of the other NEOs. In general, the Compensation Committee sets the compensation for the other NEOs after consideration of our CEO’s recommendations with respect to appropriate amounts to reward and incentivize each NEO.

The Compensation Committee met four times during 2018. Ms. Hawthorne attended a portion of all of the meetings but did not participate in the deliberations of the Compensation Committee with respect to setting her own compensation.

2018 Compensation Targets

The Compensation Committee designed its incentive compensation programs for 2018 to focus management on growing our business.

2018 Annual Cash Incentive Thresholds and Targets. In March 2018, the Compensation Committee met to determine the appropriate performance thresholds and target amounts for 2018 annual incentive bonuses in order to properly incentivize senior management with respect to 2018 performance. The thresholds represent the minimum performance levels that must be achieved in order for senior management to be qualified for awards of 2018 annual incentive bonuses at the target amounts.

After consideration of the Company’s strategic goals and input from Ms. Hawthorne and other Board members, including the Chairman of the Board, the Compensation Committee established the following as the performance thresholds for payment of senior executive bonuses: (i) at least 5.0% growth in 2018 Adjusted FAD from 2017 Adjusted FAD and (ii) at least 2.0% growth in 2018 Same Park NOI from 2017 Same Park NOI. These financial metrics were selected by the Compensation Committee because of their importance to both the PS Business Parks senior executive team and to investors. And consistent with our long history of setting annual incentive award targets at around one time base salary (although this does not preclude the Compensation Committee from approving higher or lower annual incentives awards), 2018 bonus target amounts were established at 100% of base salary for each executive officer.

For purposes of determining performance metrics, Adjusted FAD is calculated after FAD is computed. FAD is computed by adjusting consolidated Funds From Operations (FFO) to (a) deduct capital improvements that maintain the real estate value, tenant improvements and lease commissions, (b) eliminate certain non-cash income or expenses such as straight-line rent and non-cash stock compensation expense and (c) eliminate the impact of EITF Topic D-42. FFO represents GAAP net income before real estate depreciation and amortization expense, gains or losses from sales of operating properties and impairment charges on operating properties and real estate equity investments.

PS Business Parks • 2019 Proxy Statement • 41

Proposal 2

For purposes of calculating the FAD bonus target amounts, 2018 FAD was adjusted by a number of factors, including adjustments made to neutralize the impact of: (i) maintenance capital expenditures; (ii) income, capital, and expenses incurred in connection with asset dispositions in 2018; and (iii) cash paid for taxes in lieu of shares.

In determining whether the bonus paid is to be at, above or below the target bonus amount, the Compensation Committee will solicit the views of the CEO (with respect to the other NEOs) and the Chairman and the Board (with respect to the CEO), taking into account the performance of each NEO, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee.

2018 Compensation Decisions

In February 2019, the Compensation Committee considered, among other factors, that (i) Adjusted 2018 FAD was $193.2 million, a 10.0% increase over 2017 and (ii) 2018 Same Park NOI was $7.1 million, a 2.6% increase over 2017. As a result, the Compensation Committee made the following decisions with respect to 2018 compensation:

●	Base Salaries. In 2018, the Compensation Committee considered but did not make any adjustments to base salaries, except that Mr. Groves’s base salary was increased to $200,000 upon his promotion to Senior Vice President and Chief Accounting Officer. Ms. Hawthorne’s base salary, which was set upon her promotion to CEO in July 2016, remained at $450,000; Mr. Hedges’s base salary, which was set upon his joining the Company in September 2018, remained at $375,000; and Mr. Petersen’s base salary remained at its 2013 level of $355,000.

●	Annual Cash Incentives. Based on the achievement of the annual incentive performance goals set for 2018, the Compensation Committee awarded bonuses to our NEOs in the following amounts: $450,000 for Ms. Hawthorne (100% of target); $325,000 for Mr. Hedges (per the terms of his onboarding package); $355,000 for Mr. Peterson (100% of target); and $145,334 for Mr. Groves (100% of target, prorated according to the terms of his promotion).

●	Except as noted below, no stock options were awarded to the NEOs during 2018.

In evaluating management’s performance, the Compensation Committee placed significant weight on management’s strategic decisions that correctly anticipated changing economic conditions, their successful execution on that strategy, and their unwavering financial discipline. Our management team, led by Ms. Hawthorne, successfully oversaw and navigated the Company through these challenges. And Ms. Hawthorne did so while serving in a dual capacity as interim Chief Financial Officer from September 1, 2017, through September 16, 2018.

In evaluating the overall compensation of our NEOs, and in keeping with its compensation philosophy of emphasizing and rewarding long-term performance, the Compensation Committee avoided placing inordinate emphasis on strict year-over-year comparisons in any specific financial metric, such as rental income or net income, as they are in part skewed by one-time and non-recurring events and do not reflect management’s long-term strategic focus. As such, the Compensation Committee believes that the Company’s 2018 executive compensation is fully aligned with performance.

In addition to the compensation awarded for 2018 service, the Compensation Committee approved the following special equity awards in 2018: a one-time award of 25,000 RSUs was awarded to Ms. Hawthorne in light of retention considerations and for serving a dual capacity role as Chief Financial Officer; 10,000 RSUs were awarded to Mr. Hedges in connection with his appointment as part of an onboarding package; and 2,000 RSUs were awarded to Mr. Groves in light of retention considerations and additional responsibilities he assumed prior to the hiring of Mr. Hedges.

    PS Business Parks • 2019 Proxy Statement • 42

Proposal 2

Performance-Based Compensation

We believe that a significant percentage of NEO compensation should be tied to the Company’s performance and thus be “at risk.” The following charts identify the percentage of regular 2018 compensation that is “at risk” as it is compensation tied to the achievement of performance goals.

* Based on compensation as disclosed in the Summary Compensation Table section of this proxy statement. Excludes one-time awards related to new employment or expanded responsibilities related to executive changes.

PS Business Parks • 2019 Proxy Statement • 43

Proposal 2

2019 Compensation Outlook

The Compensation Committee believes the Company is well-positioned as a result of management’s focus and successful execution over the last several years. Given these expectations, the Compensation Committee met in February and March 2019 and made the following decisions for 2019 NEO compensation:

●	the base salaries of Ms. Hawthorne, Mr. Hedges, and Mr. Groves are to be maintained at year-end 2018 levels;

●	Mr. Petersen’s base salary, which had not been adjusted since 2013, was increased to $400,000, effective March 1, 2019;

●	consistent with our historical practice, 2019 bonus target amounts are set at 100% of base salary for each executive officer if performance targets are achieved;

●	the threshold for the payment of bonuses is again tied to achieving targeted levels of growth in Same Park NOI and Adjusted FAD; and

●	in determining whether the bonus is to be at, above, or below the target bonus amount, the Compensation Committee will solicit the views of the CEO (with respect to the other NEOs) and the Chairman of the Board (with respect to the CEO), taking into account the performance of each NEO, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the tax deductibility of compensation as one factor when considering executive compensation program alternatives. Due to its tax status as a REIT, the Company must generally distribute its taxable income to shareholders. To the extent that compensation is not deductible, taxable income will be higher and so, distributions to shareholders may be higher than they would be otherwise.

The Compensation Committee has in the past approved and has reserved the right in the future to approve compensation that does not qualify for deductibility in circumstances it deems in the Company’s best interests.

Prior to January 1, 2018, Section 162(m) imposed a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. Certain “performance-based” compensation exceeding $1,000,000 annually paid to the executives was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met. The Company generally designed awards of stock options, certain restricted share units, and cash incentives to qualify as deductible “performance-based” compensation.

Under tax reform legislation signed into law on December 22, 2017 (the “Tax Cuts and Jobs Act”), the deductibility of executive compensation was limited further, effective January 1, 2018. Section 162(m) still imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. But, the exclusion for “performance-based” compensation was repealed, and the group of employees subject to the limitation was expanded to include the chief financial officer and certain former executive officers.

Compensation awarded before November 3, 2017, which otherwise qualified as “performance based,” may continue to be deductible in the future as the cash compensation is paid, the restricted share units vest, and the stock options are exercised, under certain interim relief provisions of the Tax Cuts and Jobs Act. However, due to ambiguities and uncertainties about how the revised Section 162(m) should apply, it is uncertain whether previous awards that the Compensation Committee believed to be “performance based” compensation will be deductible going forward.

    PS Business Parks • 2019 Proxy Statement • 44

Compensation Committee Report

The Compensation Committee of the Board of PS Business Parks, Inc. has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

This report is provided by the following independent directors who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Jennifer Holden Dunbar, Chair

James H. Kropp

Robert S. Rollo

PS Business Parks • 2019 Proxy Statement • 45

Proposal 2

Executive Compensation Tables

The following table sets forth certain information concerning the compensation paid for the years ended December 31, 2018, 2017, and 2016 to the Company’s principal executive officer, principal financial officer, and the two other most highly compensated persons who were serving as executive officers of the Company on December 31, 2018. These four positions constitute all the Company’s NEOs.

I.           Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation (6)(7)	Total(8)
Maria R. Hawthorne	2018	$450,801	-	$2,861,750	-	$450,000	$11,000	$3,773,551
President and CEO	2017	450,801	-	-	-	405,000	10,800	866,601
	2016	425,801	-	1,057,600	$235,250	450,000	10,600	2,179,251
Jeffrey D. Hedges	2018	101,343	$325,000	1,257,400	-	-	216,321	1,900,064
Executive Vice President,	2017	-	-	-	-	-	-	-
Chief Financial Officer	2016	-	-	-	-	-	-	-
and Secretary
(since September 2018)
John W. Petersen	2018	355,801	-	-	-	355,000	11,000	721,801
Executive Vice President and	2017	355,801	-	-	-	319,500	10,800	686,101
Chief Operating Officer	2016	355,801	-	-	-	355,000	10,600	721,401
Trenton A. Groves	2018	184,760	-	228,940	-	145,334	11,000	570,034
Senior Vice President and	2017	178,801	-	-	-	120,000	10,800	309,601
Chief Accounting Officer	2016	178,801	-	-	-	115,000	10,600	304,401

(1)

Includes an amount of $801 per annum in holiday emoluments paid to each NEO; a benefit provided to all employees. Ms. Hawthorne’s annual salary for 2016 was $400,000 through June 30, 2016, and $450,000 thereafter. Mr. Hedges joined the Company on September 17, 2018, and his annual salary for 2018 was $375,000. Mr. Groves’ annual salary for 2018 was $200,000 in connection with his appointment as Senior Vice President and Chief Accounting Officer in September 2018.

(2)	The amount shown for Mr. Hedges in 2018 represents a guaranteed bonus agreed to in connection with his onboarding package.

(3)

The amounts for equity awards reflect the grant date fair value. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Form 10-K filed with the SEC on February 26, 2019. All holders of unvested RSUs receive payments equal to any dividends paid on the Common Stock.

(4)	The amount shown for Ms. Hawthorne in 2016 represents the grant date fair value of options to acquire 25,000 shares of Common Stock awarded in connection with her appointment to CEO in July 2016.

(5)	Includes amounts earned pursuant to the Company’s annual incentive award program.

(6)	All Other Compensation for 2018 consists of Company contributions to the 401(k) Plan (4% of the annual cash compensation up to a maximum of $11,000 in 2018).

(7)	In addition to the Other Compensation referenced in (6) above, Mr. Hedges received a one-time gross-up of taxes of $111,153 related to $105,168 of relocation costs.

(8)	Ms. Hawthorne was appointed and served as interim CFO from September 1, 2017 through September 16, 2018.

    PS Business Parks • 2019 Proxy Statement • 46

Proposal 2

II.     Grants of Plan-Based Awards

The following table sets forth certain information relating to grants of plan-based awards to the NEOs in 2018.

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Awards
Name	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($ Sh)	($)
Maria R. Hawthorne	$450,000	-	-	-	-	-	-	-
John W. Petersen	$355,000	-	-	-	-	-	-	-
Trenton A. Groves	$200,000	-	-	-	-	-	-	-

(1)

Amounts shown in these columns represent the possible annual cash incentive payouts pursuant to the PS Business Parks performance-based compensation plan based upon achievement of 2018 performance targets. Actual payouts are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 46.

PS Business Parks • 2019 Proxy Statement • 47

Proposal 2

III. Option Exercises and Stock Vested in 2018

The following table provides information about options exercised by the NEOs during the fiscal year ended December 31, 2018.

Option Awards	Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)

Maria R. Hawthorne	10,000	$ 352,006	16,400	$1,883,660

Jeffrey D. Hedges	-	-	-	-

John W. Petersen	17,000	1,228,051	14,600	1,648,700

Trenton A. Groves	2,000	148,740	3,266	369,123

(1)

Value realized on exercise represents the difference between the closing price of our common stock on the NYSE at the date of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our common stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of RSUs ($)
Maria R. Hawthorne	2/22/18	$ 44,280
	3/15/18	1,582,280
	7/01/18	257,100
John W. Petersen	2/22/18	66,420
	3/15/18	1,582,280
Trenton A. Groves	3/15/18	369,123

    PS Business Parks • 2019 Proxy Statement • 48

Proposal 2

IV.  Outstanding Equity Awards at Year-End

The following table sets forth certain information concerning outstanding equity awards held by the NEOs at December 31, 2018.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)		Market Value of Shares of Stock that Have Not Vested ($) (3)

Maria R. Hawthorne	03/15/16	-		-		-	-	3,000	(2)	393,000
	07/01/16	-		15,000	(1)	105.76	07/01/26	6,000	(1)	786,000
	03/15/17	-		-		-	-	6,000	(2)	786,000
	03/08/18	-		-		-	-	25,000	(1)	3,275,000
	03/15/18	-		-		-	-	18,000	(2)	2,358,000
	TOTAL	-		15,000		-	-	58,000		7,598,000

Jeffrey D. Hedges	10/01/18	-		-		-	-	10,000	(1)	1,310,000
	TOTAL	-		-		-	-	10,000		1,310,000

John W. Petersen	03/15/10	3,000	(1)	-		50.63	03/15/20	-		-

	03/15/16	-		-		-	-	3,000	(2)	393,000

	03/15/17	-		-		-	-	6,000	(2)	786,000

	03/15/18	-		-		-	-	18,000	(2)	2,358,000
	TOTAL	3,000		-		-	-	27,000		3,537,000

Trenton A. Groves	03/15/16	-		-		-	-	700	(2)	91,700
	03/15/17	-		-		-	-	1,400	(2)	183,400
	03/08/18	-		-		-	-	2,000	(1)	262,000
	03/15/18	-		-		-	-	4,200	(2)	550,200
	TOTAL	-		-		-	-	8,300		1,087,300

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These RSUs vest in four equal annual installments beginning from the date of award.

(3)	Stock awards consist of RSUs granted to the named executive officers, and the values shown assume a price of $131.00 per share, the closing price for our Common Stock on the NYSE on December 31, 2018.

PS Business Parks • 2019 Proxy Statement • 49

Proposal 2

V. Potential Payments Upon Termination or Change of Control

Payments Upon Termination. We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the 2012 Plan, the 2003 Stock Option and Incentive Plan (the 2003 Plan), the 401(k) Plan or as required by law. These include:

●	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	amounts contributed under our 401(k) Plan; and

●	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of an NEO while employed by the Company, the executive officer will receive 401(k) Plan contributions noted above and accrued unused vacation pay, in addition to the following:

●	All outstanding unvested stock options held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death, but prior to termination of the option;

●	In the case of permanent and total disability, all outstanding unvested stock options and RSUs held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option; and

●	The officer will receive payments under the Company’s life insurance program or disability plan, as applicable, similar to all other employees of the Company.

Payments Upon a Change of Control. The Company’s 2003 Plan and 2012 Plan provide that upon the occurrence of a change of control of the Company:

●	all outstanding unvested RSUs and restricted stock grants (and all dividend equivalent rights under the 2012 Plan) will vest immediately; and

●	all outstanding unvested stock options (and all stock appreciation rights under the 2012 Plan) vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

Under the 2012 Plan, the Compensation Committee may elect, in its sole discretion, to cancel any outstanding awards of options, RSUs, dividend equivalent rights and/or stock appreciation rights and pay or deliver to the holder an amount in cash or securities having a value (as determined by the Compensation Committee acting in good faith), in the case of restricted stock, RSUs and dividend equivalent rights, equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such “change in control” and, in the case of options or stock appreciation rights, equal to the product of the number of shares of stock subject to such options or stock appreciation rights (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of stock pursuant to such transaction exceeds (y) the option price or stock appreciation right price applicable to such Award Stock. No performance-based awards under the 2012 Plan will vest, partially or fully, in connection with a “change in control” unless the performance conditions for such award has been satisfied. All other equity-based awards will be governed by the terms of their agreement.

    PS Business Parks • 2019 Proxy Statement • 50

Proposal 2

A “change of control” (in the 2003 Plan) and a “change in control” (in the 2012 Plan) are defined to include:

●	the dissolution or liquidation of the Company or a merger in which the Company does not survive;

●	the sale of substantially all the Company’s assets;

●	any transaction which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock (other than by or to the Company or its affiliates, including B. Wayne Hughes and members of his family and their affiliates); or

●	any other transaction that the Board specifies constitutes a “change in control,” in its sole discretion (only with respect to the 2012 Plan).

The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2003 Plan or the 2012 Plan or substitution of new options, stock appreciation rights, restricted stock, RSUs, dividend equivalent rights, and other equity-based awards or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.

PS Business Parks • 2019 Proxy Statement • 51

Proposal 2

The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2018 and using a closing market price of our common stock on the NYSE as of December 31, 2018 of $131.00 per share.

Name	Value of vesting of all outstanding unvested options(1)	Value of vesting of all outstanding restricted share units(2)	Total
Maria R. Hawthorne	$378,600	$7,598,000	$7,976,600
Jeffrey D. Hedges	-	1,310,000	1,310,000
John W. Petersen	-	3,537,000	3,537,000
Trenton A. Groves	-	1,087,300	1,087,300
(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of our common stock on the NYSE as of December 31, 2018.
(2)	Represents the number of RSUs multiplied by the closing price of the Company’s common stock on the NYSE as of December 31, 2018.

Equity Compensation Plan Information as of December 31, 2018

The following table sets forth certain equity compensation plan information as of December 31, 2018:

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))(2)
Equity compensation plans approved by security holders	386,705	$92.53	846,458
Equity compensation plans not approved by security holders	-	-	-
Total(3)	386,705	$92.53	846,458

(1)	Each of our equity compensation plans has been approved by our shareholders.
(2)	Represents shares of our common stock available for issuance under the Company’s equity compensation plan.
(3)	Amounts include RSUs.

    PS Business Parks • 2019 Proxy Statement • 52

Proposal 2

Stock Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percent of Class(1)
Public Storage 701 Western Avenue Glendale, California 91201-2349(2)	7,158,354	26.2%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055(3)	3,533,326	12.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355(4)	3,087,416	11.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202(5)	2,261,313	8.3%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210(6)	1,924,203	7.0%

(1)	The percent of class is calculated using the common stock ownership numbers as of the dates indicated below divided by shares outstanding on March 1, 2019 of 27,362,101 shares of Common Stock.

(2)

Holdings reported are as of March 1, 2019. The reporting persons listed above have filed a joint Schedule 13D, amended as of November 8, 2013. Public Storage has sole voting and dispositive power with respect to all such shares. The 7,158,354 shares of Common Stock in the above table do not include 7,305,355 Units held by Public Storage and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of our operating partnership) are redeemable by the holder for cash or, at the Company’s election, for shares of the Company’s common stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.7% of the Common Stock (based upon the Common Stock outstanding at March 1, 2019 and assuming such conversion).

(3)

Holdings reported as of December 31, 2018 as set forth in Schedule 13G/A filed on January 31, 2019 by BlackRock, Inc. and certain affiliates to report beneficial ownership and sole dispositive power with respect to 3,533,326 shares and sole voting power with respect to 3,430,668 shares.

(4)

Holdings reported as of December 31, 2018 as set forth on a Schedule 13G/A filed on February 12, 2019 by The Vanguard Group, as investment adviser of its clients, to report sole voting power with respect to 52,852 shares, shared voting power with respect to 23,255 shares, sole dispositive power with respect to 3,031,801 shares and shared dispositive power with respect to 55,615 shares.

(5)

Holdings reported as of December 31, 2018 as set forth on a Schedule 13G/A filed on February 14, 2019 by T. Rowe Price Associates, Inc. (Price Associates), as investment adviser of its clients, to report sole voting power with respect to 439,580 shares and sole dispositive power with respect to 2,261,313 shares. For SEC reporting purposes, Price Associates is deemed to be a beneficial owner of these securities. However, Price Associates has expressly disclaimed that it is an owner of such securities.

(6)

Holdings reported as of December 31, 2018 as set forth on a Schedule 13G filed on February 12, 2019 by Wellington Management Group LLP as investment adviser of its clients, to report shared voting power with respect to 1,304,278 shares and shared dispositive power with respect to 1,924,203 shares.

PS Business Parks • 2019 Proxy Statement • 53

Proposal 2

Security Beneficial Ownership of Directors and Management

The following table sets forth information as of March 1, 2019 concerning the beneficial ownership of Common Stock of each director of the Company, the Company’s CEO, the CFO and the other two most highly compensated persons who were executive officers of the Company on December 31, 2018 and all directors and executive officers as a group:

	Shares of Common Stock Beneficially Owned
Name	Number of Shares(1)		Percent of Class(1)
Ronald L. Havner, Jr.	174,789	(2)	*
Joseph D. Russell, Jr.	50,969		*
Jennifer Holden Dunbar	18,130	(3)	*
Sara Grootwassink Lewis	5,000		*
James H. Kropp	26,261	(4)	*
Gary E. Pruitt	22,410		*
Robert S. Rollo	6,972		*
Peter Schultz	21,620		*
John W. Petersen	25,472		*
Maria R. Hawthorne	40,004		*
Jeffrey D. Hedges	-		*
Trenton A. Groves	8,164		*
All Directors and Executive Officers as a Group (12 persons)	399,791	(1)(2)(3)(4)	1.5%

*	Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of March 1, 2019 and includes options to purchase shares of Common Stock exercisable within 60 days of March 1, 2019, as follows: R. Havner, 14,205 shares; J. Russell, 1,200 shares; J. Holden Dunbar, 14,205 shares; S. Grootwassink Lewis, 2,000 shares; J. Kropp, 12,136 shares; G. Pruitt, 20,410 shares; R. Rollo, 5,670 shares; P. Schultz, 20,410 shares; J. Petersen, 3,000 shares; M. Hawthorne, 0 shares; J. Hedges, 0 shares; T. Groves 0 shares. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan. Does not include RSUs described in the Grants of Plan-Based Awards table unless such units would vest and be issued within 60 days of the date of this table. The percentage held is calculated using the outstanding common shares on March 1, 2019 of 27,362,101 shares.

(2)

Includes 154,584 shares held by Mr. Havner in a joint account with Mr. Havner’s spouse that are pledged in a margin brokerage account. Includes 5,000 shares owned by the Havner Family Foundation of which Mr. Havner and his wife are co-trustees but with respect to which Mr. and Mrs. Havner disclaim any beneficial interest. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board of Public Storage. See “Security Ownership of Certain Beneficial Owners” on page 53 for Public Storage ownership.

(3)	All the shares are held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.

(4)	Includes 4,491 shares held by custodian of an IRA for the benefit of Mr. Kropp.

    PS Business Parks • 2019 Proxy Statement • 54

Proposal 2

Additional Information about our Directors and Executive Officers;

Certain Relationships

Policy Regarding Pledging of Shares

Our insider trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of any registered class of the Company’s equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to provide the Company with a copy of all Section 16(a) forms that they file.

Based solely on a review of reports we filed on behalf of our directors and executive officers and written representations from these individuals that no other reports were required, we believe that all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a).

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our directors, our Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/ Corporate Governance Committee reviews related party transactions involving Board members pursuant to the Code of Ethics. Directors are requested to submit information in advance to the Nominating/ Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it in light of the facts and circumstances presented and considering the best interests of the Company and makes a recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers are subject to our Business Conduct Standards. Under the Business Conduct

Standards, executive officers are required to discuss and seek pre-approval of the CEO for any potential conflicts of interest. In addition, the Audit Committee reviews, on an ongoing basis, related party transactions involving our executive officers and directors or Public Storage that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationship with Public Storage

The properties in which the Company has an equity interest are generally owned by the operating partnership. As of March 1, 2019, the Company owned approximately 78.9% of the operating partnership’s common partnership units. The remaining common partnership units were owned by Public Storage and affiliated partnerships. The 7,305,355 Units held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of the operating partnership) by the holder for cash or, at the Company’s election, for shares of our Common Stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.7% of the Common Stock (based upon the Common Stock outstanding at March 1, 2019, and assuming such conversion).

PS Business Parks • 2019 Proxy Statement • 55

Proposal 2

Management Agreement with Affiliates

The operating partnership operates industrial, retail, and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (the Affiliated Entities) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the operating partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2018, Public Storage and the Affiliated Entities paid fees of approximately $407,000 to the operating partnership pursuant to that management agreement. In 2018, we allocated approximately $472,000 in operating expenses to Public Storage relating to the management agreement, including payroll and other overhead expenses. We had net amounts due from Public Storage of $43,000 at December 31, 2018.

Public Storage also provides property management services for the self-storage component of two assets owned by the Company. These self-storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the Company, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities, and the selection and engagement of vendors, suppliers, and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge, and supervision of employees for the operation of these facilities, including on-site managers, assistant managers, and associate managers. Both the Company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fees paid for these facilities were approximately $96,000 for the year ended December 31, 2018, and, in 2018, Public Storage allocated approximately $65,000 in operating expenses to us related to the management of the facilities, including payroll and overhead expenses.

Public Storage also owns and licenses the PS Business Parks name and logo to the Company under a royalty-free license that may be terminated upon six months’ notice to the Company.

Cost Sharing and Other Arrangements with Public Storage

Pursuant to a cost sharing and administrative services arrangement, we share certain administrative services, corporate office space, and certain other third party arrangements with Public Storage which are allocated based upon time, effort, and other methodologies. For the year ended December 31, 2018, Public Storage reimbursed us $38,000 for costs paid on their behalf, and we reimbursed Public Storage $1.2 million in costs that Public Storage incurred on our behalf.

Common Management/Board Members with Public Storage

Ronald L. Havner, Jr., Chairman of the Board, is also Chairman of Public Storage. Joseph D. Russell, Jr., a director, is also the President and Chief Executive Officer and a trustee of Public Storage. Gary E. Pruitt, a director, is also a trustee of Public Storage.

The Board recommends a vote FOR approval of

our executive compensation as described in this proxy statement.

    PS Business Parks • 2019 Proxy Statement • 56

Proposal 3:

Ratification of independent

registered public accounting firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of PS Business Parks and its subsidiaries for the year ending December 31, 2019

RECOMMENDATION:

Vote FOR ratification of EY

PS Business Parks • 2019 Proxy Statement • 57

Proposal 3

Proposal 3 – Ratification of independent registered public accountants

Executive Summary

The Board recommends that shareholders ratify the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm (Independent Accountants) for the fiscal year ending December 31, 2019. EY has acted as the Independent Accountants since the Company’s organization in 1997.

Ratification is not required by the Company’s bylaws, but the Board believes that shareholder ratification of the appointment is good corporate governance. If shareholders do not ratify the appointment of EY, the Audit Committee will reconsider its selection, but may nevertheless determine to do so. Even if the appointment of EY is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Audit and Non-Audit Fees

The following table shows the fees billed or expected to be billed to the Company by EY for audit and other services provided for fiscal 2017 and 2018:

	2017	2018
Audit fees	$623,000	$615,000
Audit-related fees	22,000	23,000
Tax Fees	44,000	51,000
All Other Fees	0	0
Total	689,000	689,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the Company’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements.

Audit related fees. Audit-related fees represent professional fees provided in connection with the audit of the Company’s 401(k)/Profit Sharing Plan (the 401(k) Plan).

Tax fees. During 2018 and 2017, all of the tax services consisted of tax compliance and consulting services.

Auditor Independence

The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy to Approve Ernst & Young LLP Services

The Audit Committee has adopted a pre-approval policy relating to services performed by the Company’s independent registered public accounting firm. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

Under this policy, the Audit Committee of the Company pre-approved all services performed by EY during 2018 and 2017, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.

    PS Business Parks • 2019 Proxy Statement • 58

Proposal 3

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In fulfilling its responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditor, and management to review the Company’s accounting, auditing internal controls, and financial reporting matters. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting, and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules, and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Company’s management and of the Company’s independent registered public accounting firm.

In connection with its oversight responsibilities related to the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to providing the required written disclosures and communications, the Company’s independent registered public accounting firm also provided to the Audit Committee the letter confirming their independence of the Company as required by the applicable rules of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with the firm’s independence.

During 2018, management documented, tested, and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel, and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting. These assessments and reports are as of December 31, 2018. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

PS Business Parks • 2019 Proxy Statement • 59

Proposal 3

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019, and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2019 Annual Meeting.

THE AUDIT COMMITTEE

Peter Schultz, Chair

Jennifer Holden Dunbar

Sara Grootwassink Lewis

Gary E. Pruitt

    PS Business Parks • 2019 Proxy Statement • 60

General Information About the Meeting

Purpose of the proxy solicitation

We are providing these proxy materials on behalf of the Board of PS Business Parks, Inc. to ask for your vote and to solicit your proxies for use at our 2019 Annual Meeting to be held on April 23, 2019, or any adjournments or postponements thereof.

These materials are available to you on the Internet or, upon your request, will be delivered to you by mail, because you were a shareholder as of March 1, 2019, the record date (the Record Date) fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (the Notice) and to vote on matters presented at the Annual Meeting.

This proxy statement contains important information regarding the Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in deciding how to vote, and describes voting procedures. This Notice and proxy statement are first being distributed and made available on or about March 22, 2019, to holders of our common stock on the record date. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2018, which includes a copy of our Form 10-K, accompanies this proxy statement.

Date, time and place of the annual meeting

The Annual Meeting will be held on Tuesday, April 23, 2019 at 9:00 a.m., Eastern Daylight Time, at the Biltmore Hotel Miami-Coral Gables, 1200 Anastasia Avenue, Coral Gables, Florida 33134.

Who can vote

Holders of PS Business Parks Common Stock at the close of business on the Record Date may vote the shares of Common Stock they hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the annual meeting

If a majority of the shares of Common Stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date, we had 27,362,101 shares of Common Stock outstanding and entitled to vote.

How votes are counted

For the election of directors, the eight candidates who receive the most votes cast at the meeting will be elected. Shares of common stock not voted (whether by abstention or otherwise) will not affect the vote. As discussed above, the Company has adopted a policy whereby directors who do not receive a majority of the votes cast for his or her election must submit their resignation to be considered by the Board.

The number of shares cast “for” each other proposal to be voted on at the Annual Meeting must exceed the number of votes cast “against” that proposal for approval of the proposal. We will not count shares that abstain from voting.

Although the advisory vote to approve executive compensation in Proposal 2 is non-binding, the Compensation Committee will consider and take into account the vote results in making future determinations on executive compensation.

PS Business Parks • 2019 Proxy Statement • 61

How proxies will be voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1 and 2 because the NYSE rules treat these matters as non-routine; and

•	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 3 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 2.

If you are a registered shareholder and submit a properly executed proxy card containing no instructions, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2 and 3, and (ii) in accordance with the judgment of the proxy holders as to any other matter that may properly be brought before the Annual Meeting, or any adjournments or postponements thereof.

How to cast a vote

You may vote by any of the following means:

•	By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need the control number on the card when voting.

•	By Mail: Shareholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee, or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to vote as a participant in the 401(k) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same

    PS Business Parks • 2019 Proxy Statement • 62

proportion as the shares of Common Stock for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 19, 2019.

Changing your vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

•	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201-2349;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

•	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee, or nominee, as applicable, attend the Annual Meeting and vote in person.

We will vote your unrevoked proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this proxy solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers, and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission, and personal interviews.

We will request brokers, banks, custodians, and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,100 together with normal and customary expenses.

Contacting our transfer agent

Please contact PS Business Parks’ transfer agent at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership, or other matters pertaining to your share account: American Stock Transfer & Trust Company, LLC 6201 15th Avenue, Brooklyn, New York 11219, 800-937-5449.

Consideration of candidates for director

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board. Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Maria R. Hawthorne, President and Chief Executive Officer, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

Deadlines for receipt of shareholder proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2019 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her, or its intention to cumulate votes in the election of directors at the 2020 Annual Meeting, must be received by the Company no later than November 22, 2019. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Under Rule 14a-8, we are not required to include shareholder

PS Business Parks • 2019 Proxy Statement • 63

proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2020 Annual Meeting, but does not seek to include in the 2020 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no earlier than February 5, 2020 if the shareholder wishes for the Company to describe the nature of the proposal in its 2019 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of director candidates discussed above, if the date of the 2020 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2020 Proxy Statement. Any shareholder proposals or notices submitted to the Company in connection with the 2020 Annual Meeting should be addressed to: Maria R. Hawthorne, President and Chief Executive Officer, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

Annual report on Form 10-K

A copy of our 2018 Annual Report and Form 10-K accompanies this proxy statement. Additional copies are available at:

https://www.psbusinessparks.com/investor-

relations/financial-reports/

The Company will furnish a paper copy of the Form 10-K, excluding exhibits, without charge, upon the written request of any shareholder to Jeffrey D. Hedges, Executive Vice President, Chief Financial Officer, & Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

Other matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

You are urged to vote the accompanying proxy and sign, date, and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

    PS Business Parks • 2019 Proxy Statement • 64

Appendices

Appendix A: Reconciliation of non-GAAP measures to GAAP and other information

PS Business Parks • 2019 Proxy Statement • 65

SUPPLEMENTAL NON-GAAP DISCLOSURES (UNAUDITED)

Reconciliation of Net Income to EBITDA (In thousands)
The following table reconciles from net income to EBITDA.
	For The Years Ended December 31,

	2014	2015	2016	2017	2018

Net Income	$204,700	$148,970	$144,984	$179,316	$271,901
Adjustments:
Depreciation and amortization	110,357	105,394	99,486	94,270	99,242
Depreciation from unconsolidated joint venture	—	—	—	1,180	—
Interest expense	13,509	13,270	5,568	1,179	555
Interest income	(69)	(631)	(463)	(356)	(489)
Gain on sale of land and real estate facilities	(92,373)	(28,235)	—	(1,209)	(93,484)
Gain on sale of development rights	—	—	—	(6,365)	—

EBITDA (1)	$236,124	$238,768	$249,575	$268,015	$277,725

Return on Assets (In thousands)
The following table reconciles from rental income on our income statement to net operating income, and sets forth the calculation of return on assets.
	For The Years Ended December 31,

	2014	2015	2016	2017	2018

Rental Income	$376,255	$373,135	$386,871	$402,179	$413,516
Cost of operations	127,371	121,224	123,108	125,340	126,547

Net operating income	$248,884	$251,911	$263,763	$276,839	$286,969

	As of December 31,

	2014	2015	2016	2017	2018

Land	$802,949	$793,569	$789,531	$789,227	$816,656
Buildings and improvements	2,219,397	2,215,515	2,226,881	2,262,512	2,374,943

Pre-depreciation cost of real estate facilities	$3,022,346	$3,009,084	$3,016,412	$3,051,739	$3,191,599

Return on assets(2)	8.2%	8.4%	8.7%	9.1%	9.0%

(1)

Earnings before interest, taxes, depreciation and amortization or “EBITDA” is a non-GAAP financial measure that represents net income prior to the impact of depreciation and interest expense. Management believes that EBITDA is frequently used by analysts and investors as a measure of valuation and to assess the Company’s performance over time.

(2)

Return on assets is a non-GAAP financial measure representing the ratio of net operating income (rental income less cost of operations, which excludes depreciation) to pre-depreciation cost of real estate facilities. Management believes that this measure is useful in evaluating the Company’s earnings relative to the associated accumulated investment over time.

    PS Business Parks • 2019 Proxy Statement • 66

Appendices

Appendix B: CEO realized compensation and Calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses

PS Business Parks • 2019 Proxy Statement • 67

CEO Realized Compensation Table

Name	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Maria R. Hawthorne	2018	$450,801	$2,861,750	$450,000	$11,000	$3,773,551
Maria R. Hawthorne	2017	$450,801	$2,712,480	$405,000	$10,800	$3,579,081
See table below for 2016 information
Joseph D. Russell, Jr.	2015	$568,301	$2,434,000	$567,500	$10,600	$3,580,401
Joseph D. Russell, Jr.	2014	$568,301	$1,332,113	$710,376	$10,400	$2,621,190

As Joseph Russell and Maria Hawthorne each held the position of CEO for exactly six months in 2016, and a portion of Ms. Hawthorne’s total 2016 total compensation was attributable to her service prior to being appointed CEO, total CEO compensation in 2016 was calculated as follows to allow for meaningful year-over-year comparisons and analyses:

Component of Compensation	Mr. Russell	Ms. Hawthorne	Total

Base salary (January to June 2016 for Mr. Russell and July to December 2016 for Ms. Hawthorne, including the full holiday emolument she received)	$333,328	$225,801	$559,129

Cash bonus (100% of Mr. Russell’s prorated bonus and 50% of Ms. Hawthorne’s full bonus) [1]	283,750	225,000	508,750

RSU awards under the LTEIP (50% from each)[1]	1,401,000	672,480	2,073,480

Other compensation (50% from each)	5,300	5,300	10,600

Total 2016 CEO Compensation for Comparison Purposes			$3,151,959
[1]

In connection with Mr. Russell’s resignation as the CEO, the Compensation Committee determined that Mr. Russell was entitled to, and actually received, (i) the full award earned under the LTEIP with respect to 2016 performance and (ii) 50% of his 2016 target cash bonus.

The above calculation of 2016 CEO compensation does not include the options and RSU awards to Ms. Hawthorne in connection with her promotion to CEO. The following table shows all compensation paid to Mr. Russell and Ms. Hawthorne in 2016. Please also see the Summary Compensation Table and its footnotes on page 46.

Component of Compensation	Mr. Russell	Ms. Hawthorne	Total

Base salary (including Ms. Hawthorne’s holiday emolument)	$333,328	$425,801	$759,129

Cash bonus	283,750	450,000	733,750

Options granted in connection with Ms. Hawthorne’s promotion	-	235,250	235,250

RSUs granted in connection with Ms. Hawthorne’s promotion	-	1,057,600	1,057,600

RSU awards under the LTEIP	2,802,000	1,344,960	4,146,960

Other compensation	10,600	10,600	21,200

Total 2016 Compensation to Mr. Russell and Ms. Hawthorne			$6,953,889

    PS Business Parks • 2019 Proxy Statement • 68

ANNUAL MEETING OF SHAREHOLDERS OF PS BUSINESS PARKS, INC. April 23, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and proxy card are available at https://www.psbusinessparks.com/investor-relations/financial-reports/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20833000000000000000 1 042319 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. 1. Election of Directors FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Ronald L. Havner, Jr. Maria R. Hawthorne Jennifer Holden Dunbar James H. Kropp Gary E. Pruitt Robert S. Rollo Joseph D. Russell, Jr. Peter Schultz INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Advisory vote to approve executive compensation. 3. Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2019. 4. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 22, 2019. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NEW YORK 11219. Signature of Shareholder Date Signature of Shareholder Date Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PS BUSINESS PARKS, INC. 701 Western Avenue Glendale, California 91201-2349 This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Maria R. Hawthorne, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 1, 2019, at the Annual Meeting of Shareholders to be held on April 23, 2019 (the “Annual Meeting”) and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 1, 2019, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.
401(k) Plan Participants--The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 1, 2019. I understand that I am to mail this confidential voting instruction card to American Stock Transfer & Trust Co. (“AST”), acting as tabulation agent and that my instructions must be received by AST no later than 10:00 a.m., Eastern Daylight Time, on April 19, 2019. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document. (continued and to be signed on reverse side)
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